                                                              Exhibit 10.1

                           STOCK PURCHASE AGREEMENT

                                BY AND BETWEEN

                             DRILEX HOLDINGS CORP.

                                    (BUYER)

                                      AND

                                MASCOTECH, INC.
                                   (SELLER)

                                MARCH 31, 1994

                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
1. Definitions...........................................................    1

2. Purchase and Sale of Drilex Shares....................................    5
   (a)  Basic Transaction................................................    6
   (b)  Consideration....................................................    6
   (c)  Transactions Prior to Closing....................................    6
   (d)  The Closing......................................................    7
   (e)  Deliveries at the Closing........................................    7

3. Representations and Warranties Concerning the Transaction.............    7
   (a)  Representations and Warranties of the Seller.....................    7
   (b)  Representations and Warranties of the Buyer......................    8

4. Representations and Warranties Concerning Drilex and its Subsidiaries.    9
   (a)  Organization, Qualification and Corporate Power..................    9
   (b)  Capitalization...................................................    9
   (c)  Noncontravention.................................................    9
   (d)  Broker's Fees....................................................   10
   (e)  Assets...........................................................   10
   (f)  Subsidiaries.....................................................   10
   (g)  Financial Statements; Budgets....................................   10
   (h)  Absence of Certain Liabilities and Changes.......................   10
   (i)  Legal Compliance.................................................   12
   (j)  Tax Matters......................................................   12
   (k)  Real Property....................................................   12
   (l)  Intellectual Property............................................   12
   (m)  Contracts........................................................   13
   (n)  Powers of Attorney...............................................   14
   (o)  Inventory........................................................   15
   (p)  Notes and Accounts Receivable....................................   15
   (q)  Litigation.......................................................   15
   (r)  Employee Benefits................................................   15
   (s)  Enviromental, Health and Safety Laws.............................   17
   (t)  Accuracy of Disclosure...........................................   17
   (u)  Undisclosed Liabilities..........................................   17
   (v)  Insurance........................................................   17

5. Post-Closing Covenants................................................   17
   (a)  General..........................................................   17
   (b)  Books and Records; Litigation Support............................   17
   (c)  Transition.......................................................   18
   (d)  Covenant Not to Compete..........................................   18
   (e)  Releases.........................................................   18
   (f)  Termination of Seller Services...................................   18
   (g)  Adjustment of Consideration......................................   18
   (h)  Cash Management..................................................   21

    (i)  Seller's DC Plans...............................................   23
    (j)  Refunds.........................................................   23
    (k)  Certain Employee Matters........................................   23
    (l)  Settlement Agreement............................................   24
    (m)  Buyer Releases...................................................   24

6.  Remedies for Breaches of this Agreement; Indemnification..............  24
    (a)  Survival of Representations, Warranties and Covenants...........   24
    (b)  Indemnification Provisions......................................   24
    (c)  Matters Involving Third Parties.................................   27
    (d)  Determination of Adverse Consequences...........................   28
    (e)  Sole and Exclusive Remedy.......................................   28
    (f)  Assignment of Rights............................................   28
    (g)  Initial Offset Limit............................................   28
    (h)  Payment of Indemnification Claims by Seller.....................   28
    (i)  Inventory Claims................................................   29
    (j)  Environmental Investigation and Remediation.....................   29

7.  Taxes................................................................   29
    (a)  Tax Representations.............................................   29
    (b)  Section 338(h)(10) Elections....................................   30
    (c)  Preparation and Filing of Tax Returns...........................   30
    (d)  Access to Information...........................................   31
    (e)  Seller Tax Indemnifications.....................................   32
    (f)  Buyer Indemnifications..........................................   32
    (g)  Indemnification Procedures......................................   32
    (h)  Survival........................................................   33
    (i)  Conflict........................................................   33

8.  Arbitration..........................................................   33
    (a)  Agreement to Arbitrate..........................................   33
    (b)  Selection of Arbitrators........................................   34
    (c)  Enforcement.....................................................   34
    (d)  Arbitration Expenses............................................   34

9.  Miscellaneous........................................................   34
    (a)  Press Releases and Public Announcements.........................   34
    (b)  No Third-Party Beneficiaries....................................   34
    (c)  Entire Agreement and Incorporation by Reference.................   34
    (d)  Succession and Assignment.......................................   34
    (e)  Counterparts....................................................   34
    (f)  Headings........................................................   35
    (g)  Notices.........................................................   35
    (h)  Governing Law...................................................   35
    (i)  Amendments and Waivers..........................................   35
    (j)  Severability....................................................   35
    (k)  Expenses........................................................   36
    (l)  Construction....................................................   36
    (m)  Knowledge.......................................................   36

Appendix A               -   Calculation of Net Liquid Assets
Exhibit A                -   Drilex Guaranty
Exhibit B                -   Drilex Note
Exhibit C                -   Amendment to Articles of Incorporation of
                             Drilex Systems, Inc.
Exhibit D                -   Mortgage
Exhibit E                -   Security Agreement
Disclosure Schedule      -   Exceptions to Representations and
                              Warranties Concerning Drilex
                              and its Subsidiaries

                           STOCK PURCHASE AGREEMENT

  This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into on March 31, 1994, by and between DRILEX HOLDINGS CORP., a Delaware corporation (the "Buyer"), and MASCOTECH, INC., a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to individually as a "Party" and collectively herein as the "Parties."

  The Seller owns all of the outstanding capital stock of Drilex Systems, Inc., a Texas corporation ("Drilex").

  This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the Drilex Shares in return for cash.

  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


1. DEFINITIONS.

   "ACCOUNTING FIRM" has the meaning set forth in Section 5(g) below.

   "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

  "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including without limitation, court costs and reasonable attorneys' and paralegals' fees and expenses incurred in connection with any of the foregoing. Without limiting the generality of the foregoing, "Adverse Consequences" shall include all reasonable costs and expenses incurred by any Indemnified Party in enforcing its rights under this Agreement, including but not limited to (a) reasonable attorneys' and paralegals' fees and disbursements; (b) the fees and expenses of any litigation, administrative, bankruptcy, insolvency, receivership and any similar proceeding; (c) the expenses of the Indemnified Party and its employees, agents, attorneys and witnesses in preparing for litigation, administrative, bankruptcy, insolvency and other proceedings and for lodging, travel and attendance at meetings, hearings, depositions and trials; and (d) consulting and witness fees incurred by the Subject Party in connection with any litigation or other proceedings.

  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

  "AFFILIATED GROUP" means any affiliated group within the meaning of Code Sec. 1504.

  "AGREEMENTS" has the meaning set forth in Section 4(m) below.

  "BASE AMOUNT" has the meaning set forth in Section 5(g) below.

  "BENEFIT PROGRAM OR AGREEMENT" means each written personnel policy stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other written employee benefit plan, agreement, arrangement, program, practice or understanding which is not an Employee

Benefit Plan and which is or was sponsored, maintained or contributed to, by Drilex or any of the Subsidiaries, and has been so sponsored, maintained or contributed to only on or within six years prior to the Closing Date.

  "BONUS RETENTION" has the meaning set forth in Section 5(k) below.

  "BUYER" has the meaning set forth in the preface above.

  "BUYER INDEMNIFIED PARTIES" has the meaning set forth in Section 6(b) below.

  "BUYER'S NEW PLAN" has the meaning set forth in Section 5(i) below.

  "BUYER'S POST-CLOSING CERTIFICATE" has the meaning set forth in Section 5(g) below.

  "CASH" means cash and cash equivalents (including marketable securities and short term investments).

  "CASH ADJUSTMENT AMOUNT" has the meaning set forth in Section 5(g) below.

  "CASH DIFFERENTIAL" shall mean the amount, if any, by which A exceeds B, where A means $5,532,100, which represents the four-month average for November 1993 through February 1994 of Net Liquid Assets set forth on Appendix A, and B means the amount of Net Liquid Assets as of the Determination Time, calculated in accordance with GAAP and in the manner set forth on Appendix A.

  "CLOSING" has the meaning set forth in Section 2(d) below.

  "CLOSING DATE" has the meaning set forth in Section 2(d) below.

  "CODE" means the Internal Revenue Code of 1986, as amended.

  "COMMONLY CONTROLLED ENTITY" has the meaning set forth in Section 4(r) below.

  "DETERMINATION TIME" shall mean the close of business on the Closing Date.

  "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

  "DISPUTED ITEMS" has the meaning set forth in Section 5(g) below.

  "DRILEX" has the meaning set forth in the preface above.

  "DRILEX GUARANTY" means a certain guaranty dated March 31, 1994 delivered to Seller by Drilex which Drilex Guaranty is attached as Exhibit A hereto.

  "Drilex Note" means a certain promissory note dated March 31, 1994 and delivered to Seller in the aggregate principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000), which Drilex Note is attached as Exhibit B hereto.

  "DRILEX PARTICIPANT" means an employee of Drilex or a Subsidiary on the Closing Date who has an account balance under a Seller's DC Plan as of such date.

  "DRILEX PREFERRED STOCK" means five hundred (500) shares of preferred stock of Drilex, without par value per share, which shares are redeemable and have the other features set forth in the Amendment to the Articles of Incorporation of Drilex attached as Exhibit C hereto.

  "DRILEX SHARES" means one thousand (1,000) issued and outstanding shares of common stock of Drilex, $1.00 par value per share, as further described in
Section 4(b) below.

  "EMPLOYEE BENEFIT PLAN" means each "employee benefit plan." as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), which is or was sponsored, maintained or contributed to by Drilex or any of the Subsidiaries, and has been so sponsored, maintained or contributed to only on or within six years prior to the Closing Date.

  "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "EXCESS AMOUNT" has the meaning set forth in Section 5(k) below.

  "FINAL BALANCE SHEET" has the meaning set forth in Section 5(g) below.

  "FINAL NET WORTH" has the meaning set forth in Section 5(g) below.

  "FINANCIAL STATEMENTS" has the meaning set forth in Section 4(g) below.

  "FORMS" has the meaning set forth in Section 7(b) below.

  "FRANCHISE TAXES" means state franchise Taxes.

  "GAAP" has the meaning set forth in Section 4(g) of the Disclosure Schedule.

  "INCOME TAXES" means Taxes determined or measured by reference to income or gain.

  "INDEMNIFIED PARTY" has the meaning set forth in Section 6(c) below.

  "INDEMNIFIED SUBSTANCES" has the meaning set forth in Section 6(b) below.

  "INDEMNIFYING PARTY" has the meaning set forth in Section 6(c) below.

  "INITIAL OFFSET LIMIT" has the meaning set forth in Section 6(g) below.

  "INTELLECTUAL PROPERTY" MEANS (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adoption, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including data and related documentation); (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

  "LOCKBOX BANK ACCOUNT" has the meaning set forth in Section 2(c) below.

  "KNOWLEDGE OF SELLER" has the meaning set forth in Section 9(m) below.

  "MASTER SERVICE AGREEMENTS" has the meaning set forth in Section 4(c) below.

  "MORTGAGE" means a certain mortgage, assignment, security agreement and financing statement granted to Seller by Drilex dated March 31, 1994, which Mortgage is attached hereto as Exhibit D.

  "NBD ACCOUNT" has the meaning set forth in Section 5(g) below.

  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

  "PARTY"  has the meaning set forth in the preface above.

  "PAST SEVERANCE PRACTICE" means the severance practice identified as item A.2.g of Section 4(r)(i) of the Disclosure Schedule.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof), or any other entity.

  "PRE-CLOSING TAXABLE PERIOD" means all or a portion of (a) any taxable period up to and including the Closing Date, or (b) any taxable period with respect to which the Tax is computed by reference to Tax items, assets, capital or operations of Drilex or a Subsidiary arising on or before, or existing as of the Closing Date.

  "POST-CLOSING TAXABLE PERIOD" means all or a portion of (a) any taxable period after the Closing Date, or (b) any taxable period with respect to which the Tax is computed by reference to Tax items, assets, capital or operations of Drilex or a Subsidiary arising after, or existing subsequent to, the Closing Date.

  "REAL PROPERTY"" has the meaning set forth in Section 4(k) below.

  "RECENT BALANCE SHEET" has the meaning set forth in Section 4(g) below.

  "REPORTABLE EVENT" has he meaning set forth in ERISA Sec. 4043.

  "SCOTTISH DOCUMENTS" shall mean a Guarantee by Drilex Systems Limited, a Subsidiary of Drilex ("DSL") in favour of Seller; a Ranking Agreement among DSL, Texas Commerce Bank, National Association, and Seller; and a Bond and Floating Charge by Drilex in favour of Seller

  "SECTION 338(h)(10) ELECTIONS" has the meaning set forth in Section 7(b) below.

  "SECURITIES ACT" means the Securities Act of 1933, as amended.

  "SECURITY AGREEMENT" means a certain security agreement dated March 31, 1994 between Drilex and the Seller which is attached hereto as Exhibit E.

  "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

  "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens securing amounts incurred in the ordinary course of business and not yet due and payable; (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; and
(c) purchase money liens and liens securing rental payments under capital lease arrangements.

  "SELLER" has the meaning set forth in the preface above.

  "SELLER GROUP" has the meaning set forth in Section 7(b) below.

  "SELLER'S DC PLANS" means the MascoTech, Inc. Master Defined Contribution Plan and the MascoTech, Inc. Salaried Savings Plan.

  "SELLER'S POST-CLOSING CERTIFICATE" has the meaning set forth in Section 5(g) below.

  "SPECIAL SEVERANCE" has the meaning set forth in Section 5(k) below.

  "SUBSIDIARIES" means Drilex U.K. Limited (United Kingdom), Drilex Overseas Corporation Limited (Bahamas), Drilex Systems Limited (Scotland) and Drilex Systems, S.A. (Venezuela).

  "TAX" or "TAXES" shall mean all federal, foreign, state, local or other net or gross income (whether measured by or based on income), gross receipts, sales, use, stamp, documentary, transfer, occupation, service, rental, lease, real property gains or transfer, ad valorem, property, value-added, franchise, production, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

  "TAX AUTHORITY" means any federal, state or local governmental agency charged with responsibility for the determination and/or collection of Taxes.

  "TAX ITEMS" has the meaning set forth in Section 7(d) below.

  "TAX LOSSES" has the meaning set forth in Section 7(e) below.

  "TAX RETURN" means any return (or amended return), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

  "THIRD PARTY CLAIM" has the meaning set forth in Section 6(c) below.

2. PURCHASE AND SALE OF DRILEX SHARES.

    (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in Sections 3,4 and 7 hereof, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Drilex Shares for the consideration specified below in this Section 2, as adjusted (if at all) pursuant to Section 5(g).

    (b) CONSIDERATION. The Buyer agrees to pay to the Seller at the Closing consideration in the amount of Eleven Million Dollars ($11,000,000) payable by wire transfer or delivery of other immediately available funds.

    (c)  TRANSACTIONS PRIOR TO CLOSING.

         (i) Immediately prior to the Closing, the Seller shall have caused the balance in the NationsBank lockbox bank depository account no. 0171280 of Drilex (the "Lockbox Bank Account") to be not less than $300,000, and the Seller may cause Drilex to distribute to the Seller an amount equal to any excess over $300,000 in such account. The Seller may cause Drilex to make any such payment to it in the form of a dividend, a redemption, or a repayment of intercompany indebtedness or obligations.

         (ii) On or before the Closing Date, the Seller shall have caused (x) each Drilex Participant to have a fully vested and nonforfeitable interest in his or her accrued benefits under the Seller's DC Plans as of the Closing Date, and (y) each employee employed by Drilex or a Subsidiary immediately prior to the Closing Date who has a accrued benefit under the MascoTech, Inc. Master Hourly Employees' Pension Plan to have a fully vested and nonforfeitable interest in such accrued benefit under the terms of such plan as of the Closing Date. Further, on or before the Closing Date, the Seller shall cause all of the Employee Benefit Plans that include Drilex (except for the Past Severance Practice, Special Severance and Bonus Retention) to be amended to exclude Drilex as a participating employer, effective immediately prior to the Closing Date, and shall further assume all past, present and future obligations and liabilities of Drilex (including contingent liabilities and liabilities for claims incurred but not yet reported as of the Closing Date, but excluding those liabilities to be assumed by Buyer's New Plan pursuant to Section 5(i) hereof) relating to such Employee Benefit Plans; provided, however, that the Seller's liabilities with respect to the provision of benefits under the Past Severance Practice shall not apply to the provision of benefits on or after the Closing Date, and further provided that the Seller's liabilities with respect to the provision of benefits under the Special Severance or the Bonus Retention shall not apply to the provision of benefits on or after the Closing Date, except as expressly set forth in Section 5(k)(i).

        (iii) On or before the Closing Date, Seller shall have made capital contributions to each of Drilex and its Subsidiaries of, and/or caused each of Drilex and its Subsidiaries to repay and discharge, all intercompany accounts payable, notes payable, advances, or other intercompany indebtedness or obligations (and the corresponding accounts, notes and advances receivable, etc.), other than the Drilex Note and the Drilex Preferred Stock, between (A) the Seller and its direct and indirect subsidiaries and Affiliates (excluding Drilex and its Subsidiaries) and (B) Drilex and its Subsidiaries, such that, at the Determination Time:

               (1) neither Drilex not its Subsidiaries shall, directly or indirectly, be obligated for any indebtedness of any kind to Seller or any of its direct or indirect subsidiaries or Affiliates other than for:

            (x) obligations with respect to the Drilex Note, the Security Agreement, the Mortgage, the Drilex Guaranty and the Scottish Documents;


            (y)  obligations with respect to the Drilex Preferred Stock; and

          (z) obligations with respect to net cash contributions by Seller to Drilex after the Determination Time (if any) pursuant to the Cash Management Procedures described in Section 5(h);

               (2) none of the Seller or its direct and indirect subsidiaries or Affiliates (excluding Drilex and its Subsidiaries) shall, directly or indirectly, be obligated for any indebtedness of any kind to Drilex or any of its Subsidiaries other than for obligations with respect to net cash withdrawals by Seller from Drilex after the Determination Time (if any) pursuant to the Cash Management Procedures described in Section 5(h).

    (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of counsel to the Buyer in Houston, Texas, commencing at 9:00 a.m. local time on March 31, 1994, or such other time or date as the Buyer and the Seller may mutually determine (the "Closing Date").

    (e) DELIVERIES AT THE CLOSING. On the Closing Date, and contemporaneously with the execution and delivery of this Agreement:

         (i)  the Buyer shall deliver to the Seller the cash specified in
Section 2(b) above;

         (ii) the Seller shall deliver to the Buyer a stock certificate representing all of the Drilex Shares, endorsed in blank or accompanied by duly executed assignment documents;

         (iii) the Seller and Drilex shall enter into the Drilex shall enter into the Drilex Guaranty as set forth in Exhibit A;

         (iv) the Seller shall deliver to the Buyer resignations of the directors and officers of Drilex and its Subsidiaries as set forth on Schedule 2(e)(iv) attached hereto;

         (v) the Seller shall deliver to the Buyer all of Drilex's and its Subsidiaries' corporate minute books, stock registers, and check books that are not in the possession of Drilex, its Subsidiaries, or their agents; and

         (vi) the Seller shall deliver to the Buyer appropriately executed amendments to the Employee Benefit Plans evidencing the actions required pursuant to Section 2(c)(ii) hereof.

3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

    (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are true, correct and complete as of the date of this Agreement.

         (i) ORGANIZATION OF SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (ii) AUTHORIZATION OF TRANSACTION. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) conflict with or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

          (iv) BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could be liable or obligated.

          (v) DRILEX SHARES. The Seller holds of record and owns beneficially all of the Drilex Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Other than the terms of the Drilex Preferred Stock, the Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Drilex (other than this Agreement). Other than the terms of the Drilex Preferred Stock, the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Drilex.

    (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are true, correct and complete as of the date of this Agreement.

         (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) conflict with or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         (iv) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could be liable or obligated.

          (v)  INVESTMENT.   The Buyer (A) understands that the Drilex Shares
have not been registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Drilex Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Seller and Drilex and its Subsidiaries and has and the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Drilex Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Drilex Shares, and (F) is an Accredited Investor.

4. REPRESENTATIONS AND WARRANTIES CONCERNING DRILEX AND ITS SUBSIDIARIES. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement.

    (a) ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Except as set forth in Section 4(a) of the Disclosure Schedule attached hereto (the "Disclosure Schedule"), each of Drilex and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Except as set forth in Section 4(a) of the Disclosure Schedule, each of Drilex and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not be material. Each of Drilex and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of Drilex and its Subsidiaries.

    (b) CAPITALIZATION. The entire authorized capital stock of Drilex consists of (i) one thousand (1,000) shares of common stock, $1.00 par value per share, of which one thousand (1,000) are issued and outstanding and of which none are held in treasury; and (ii) five hundred (500) shares of Drilex Preferred Stock, without par value per share, all of which are issued and outstanding and held by the Seller. All of issued and outstanding Drilex Shares and Drilex Preferred Stock have been duly authorized and are held beneficially and of record as set forth in Section 4(b) of the Disclosure Schedule, and all of the issued and outstanding Drilex Shares are validly issued, fully paid and nonassessable. Other than the terms of the Drilex Preferred Stock, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Drilex to issue, sell or otherwise cause to become outstanding any of its capital stock. Except for the Drilex Preferred Stock, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Drilex.

    (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate or conflict with (A) any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Drilex or its Subsidiaries are subject, or (B) any provision of the charters or bylaws of Drilex and its Subsidiaries, or (ii) except as may be the case with any of the master service agreements listed in Section 4(m) of the Disclosure Schedule ("the Master Service Agreements"), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other agreement to which Drilex or its Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject (or result in the imposition of any Security Interest upon any of their respective assets).
No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority, or except as may be the case with any of the Master Service Agreements, any other Person, is required to be made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (d) BROKERS' FEES. None of Drilex and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) ASSETS. Except as set forth in Section 4(e) of the Disclosure Schedule, Drilex and its Subsidiaries own or have the right to use the assets and properties necessary for the conduct of the respective business and operations of Drilex and its Subsidiaries in the Ordinary Course of Business (including, without limitation, all Intellectual Property significant to the conduct of each of Drilex and its Subsidiaries' respective business). Except as set forth in
Section 4(e) of the Disclosure Schedule, each of Drilex and its Subsidiaries has good, valid and marketable title to its tangible assets as set forth in the Recent Balance Sheet (as defined in Section 4(g) below), except for inventory disposed of in the Ordinary Course of Business and immaterial dispositions of such tangible assets. Except for inventory, which is the subject of Section 4(o), substantially all of the tangible assets of Drilex or its Subsidiaries are in good, safe and operable condition in all material respects, normal wear and tear excepted.

     (f) SUBSIDIARIES. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of Drilex (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Drilex have been duly authorized and are validly issued, fully paid, and nonassessable and are held of record and beneficially by the holders set forth in Section 4(f) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Drilex and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Drilex to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Drilex. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Drilex. None of Drilex and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary of Drilex.

     (g) FINANCIAL STATEMENTS; BUDGETS. Section 4(g) of the Disclosure Schedule sets forth the unaudited consolidated balance sheets of Drilex and its Subsidiaries as of December 31, 1991, December 31, 1992 and December 31, 1993 (such December 31, 1993 balance sheet being hereinafter referred to as the "Recent Balance Sheet") and the related unaudited consolidated statements of income and corresponding statements of cash flow and each of the years then ended (collectively, the "Financial Statements"). Section 4(g) of the Disclosure Schedule also contains the fiscal 1994 budget and capital budget of Drilex and its Subsidiaries. The Financial Statements were prepared in accordance with GAAP and, except as set forth in Section 4(g) of the Disclosure Schedule, fairly present the financial position and statements of income as of the respective dates and for the respective periods stated above.

     (h) ABSENCE OF CERTAIN LIABILITIES AND CHANGES. Since September 30, 1993, Drilex and its Subsidiaries have operated in the Ordinary Course of Business, and except as set forth in Section 4(h) of the Disclosure Schedule, there has not been:

     (i) any material adverse change in the business, financial condition or results of operations of Drilex and its Subsidiaries taken as a whole;

     (ii) any sale, lease or transfer of Drilex's or any of its Subsidiaries' assets, except sales of inventory and obsolete or surplus equipment in the Ordinary Course of Business;

     (iii) except for any payments pursuant to Section 2(c)(i) hereof, the delivery of the Drilex Note, a dividend of $2,500,000 from the proceeds of the loan of even date herewith to Drilex by Texas Commerce Bank, the issuance of the Drilex Preferred Stock, and as otherwise provided by this Agreement, any split, combination or reclassification of any shares of capital stock of Drilex or its Subsidiaries or any declaration, set aside or payment of any dividends or other distributions in respect of their capital stock or any redemption, purchase or other acquisition of any of their capital stock;

     (iv) any material transaction by Drilex or any of its Subsidiaries not in the Ordinary Course of Business;

     (v) any material damage, destruction or loss to any material assets used in the business of Drilex whether or not covered by insurance;

     (vi) any termination, or, to the Knowledge of Seller, any threatened termination, or material modification, in each case not in the Ordinary Course of Business, of (A) any relationship of Drilex or any of its Subsidiaries with any customer or supplier (for this purpose, affiliated companies are to be considered as a single customer or supplier) who in the aggregate accounted for in excess of $50,000 of sales or purchases during the 1992 or 1993 fiscal year to or from Drilex and its Subsidiaries on a combined basis, or (B) any contract that is material to any such relationship;

     (vii) any change by Drilex or any of its Subsidiaries in accounting methods or principles or the application thereof (including depreciation or amortization lives and inventory capitalization, expensing or amortization principles or practices with respect to rental tools and parts) or any material change by Drilex or its Subsidiaries in tax methods or principles or the application thereof (including depreciation or amortization lives and inventory capitalization, expensing or amortization principles or practices with respect to rental tools and parts);

     (viii) any acceleration or deceleration of shipments, sales or orders or collection of accounts receivable or payments of accounts payable, or other similar action by Drilex or any of its Subsidiaries in contemplation of this Agreement or otherwise not in the Ordinary Course of Business;

     (ix) any bonus payments, salary increases, commission increases or modifications, the execution of any employment agreement, severance arrangement, consulting arrangement or similar documents or agreement, or other changes in employee benefits or other compensation involving employees, agents or contractors of Drilex or any of its Subsidiaries, except in the Ordinary Course of Business;

     (x) any waiver by Drilex or any of its Subsidiaries of any rights that, singly or in the aggregate, are material to the business or the financial condition or results of operations of Drilex or any of its Subsidiaries;

     (xi) any transaction between (A) the Seller or any of its direct or indirect subsidiaries or Affiliates (other than Drilex and its Subsidiaries) and (B) Drilex or any of its Subsidiaries, except in the Ordinary Course of Business; and

     (xii) any contract or commitment by the Seller or Drilex or any of its Subsidiaries to do or cause to be done any of the foregoing.

     (i) LEGAL COMPLIANCE. Each of the Drilex and its Subsidiaries has complied and is currently in compliance with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof).

     (j) TAX MATTERS. See Section 7. This Section has been intentionally omitted.

     (k) REAL PROPERTY.

          (i) Section 4(k)(i) of the Disclosure Schedule lists all real property (the "Real Property") that Drilex and its Subsidiaries own. With respect to each such parcel of Real Property:

               (A) except as set forth in Section 4(k)(i)(A) of the Disclosure Schedule, the identified owner has good and marketable title to the parcel of Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for any of the foregoing that do not individually or in the aggregate materially decrease the value of the Real Property or materially interfere with its use or operation;

               (B) except as set forth in Sections 4(k)(i)(A) and (B) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of Real Property; and

               (C) there are no outstanding options or rights of first refusal to purchase the parcel of Real Property, or any portion thereof or interest therein.

          (ii) Section 4(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to Drilex and its Subsidiaries. The Seller has delivered to the Buyer true, correct and complete copies of the leases and subleases for the property listed in Section 4(k)(ii) of the Disclosure Schedule. To the Knowledge of the Seller, each lease and sublease required to be listed in Section 4(k)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect.

     (l) INTELLECTUAL PROPERTY.

          (i) Except as set forth in Section 4(l)(i) of the Disclosure Schedule, for the five years preceding the Closing, none of Drilex and its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property right of third parties in any material respect, and none of the Seller and the directors and officers of Drilex and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any of Drilex and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Except as set forth in Section 4(l)(ii) of the Disclosure Schedule, and to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any of Drilex and its Subsidiaries in any material respect.

          (ii) Section 4(l)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of Drilex and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of Drilex and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which any of Drilex and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer true, correct and complete copies of all such patents (excluding foreign patents), registrations, applications, licenses (excluding foreign trademarks), agreements and permissions. Section 4(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by any of Drilex and its Subsidiaries in connection with any of their businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(ii) of the Disclosure Schedule:

     (A) except as provided in Section 4(1)(ii)(A) of the Disclosure Schedule, either Drilex or its Subsidiaries are the record owners and have good title to the item, free and clear of any Security Interest, license, or other restriction;

     (B) except as set forth in Section 4(1)(ii)(B) of the Disclosure Schedule, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

     (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, or to the Knowledge of the Seller is threatened, which challenges the legality, validity, enforceability, use or ownership of the item; and

     (D) except as set forth in Section 4(l)(ii)(D) of the Disclosure Schedule, none of Drilex and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

 (iii) Section 4(l)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of Drilex and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. Section 4(i)(iii) of the Disclosure Schedule includes true, correct and complete copies of all such licenses, sublicenses, agreements and permissions. With respect to each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Disclosure Schedule, to the Knowledge of the Seller:

     (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

     (B) no party to the license, sublicense, agreement or permission covering the item is in material breach or default thereof and no event has occurred which with notice or lapse of time would constitute a material breach or default thereof or permit termination, modification or acceleration thereunder;

     (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

     (D) none of Drilex and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission covering the item;

     (E) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, or to the Knowledge of the Seller is threatened, which challenges the legality, validity, enforceability, use or ownership of any item described or required to be identified in Section 4(l)(iii) of the Disclosure Schedule; and

     (F) with respect to the down hole positive displacement motor to which the V./O. Licensentorg documentation relates, which documentation is listed in
Section 4(l)(ii) of the Disclosure Schedule, there are no continuing or future obligations on the part of Drilex or any of its Subsidiaries, and it is fully prepaid.

 (m) CONTRACTS. Except for the Master Service Agreements, of which only a listing is set forth in Section 4(m) of the Disclosure Schedule, Section 4(m) of the Disclosure Schedule lists and includes true, correct and complete copies of the following contracts and agreements and commitments (collectively "Agreements") to which any of Drilex and its Subsidiaries is a party:

     (i) Any Agreement (or group of related Agreements) for the lease of personal property to or form any Person providing for lease payments in excess of $25,000 per annum.

    (ii) Any Agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, equipment parts, or other real or personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve aggregate consideration in excess of $25,000 per annum.

     (iii) Any Agreement concerning a partnership or joint venture.

     (iv) Any Agreement (or group of related Agreements) under which any of Drilex and its Subsidiaries has created, incurred, assumed, or is otherwise obligated in respect of or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which any of Drilex and its Subsidiaries has imposed a Security Interest on any of its assets, tangible or intangible.

     (v)  Any Agreement concerning confidentiality or noncompetition.

     (vi)  Any collective bargaining Agreement.

     (vii) Except for the Master Services Agreements and except for the items listed in Sections 4(m) and 4(l)(ii)(D) of the Disclosure Schedule, any Agreement under which Drilex or any Subsidiary is a surety, guarantor, or indemnitor with respect to nay obligations of any party other than Drilex or any of Subsidiaries.

     (viii) Any Agreement for the employment of any individual in a full-time, part-time, consulting or other basis providing annual compensation in excess of U.S. $50,000 or providing material severance benefits.

     (ix) Any Agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees excluding any travel advances in the Ordinary Course of Business.

     (x) Any Agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Drilex and its Subsidiaries taken as a whole.

     (xi) Any other Agreement (or group of related Agreements) the performance of which involves consideration in excess of $25,000.

     (xii) Any Agreement between (A) Seller or its Affiliates (excluding Drilex and its Subsidiaries) and (B) Drilex or its Subsidiaries: (1) that cannot be cancelled by Drilex or its Subsidiaries immediately upon notice at any time after the Closing without penalty, or (2) under which Drilex or its Subsidiaries will have any material obligation after the Closing.

  (n) POWERS OF ATTORNEY. Except for the powers of attorney listed in Schedule 4(n) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any of Drilex and its Subsidiaries.

  (o) INVENTORY. The inventory of Drilex and its Subsidiaries has been accounted for in accordance with Section 4(o) of the Disclosure Schedule. All inventory of Drilex and its Subsidiaries is suitable and usable for the production or completion of merchantable or rentable products, for sale or rent in the Ordinary Course of Business and none of such inventory is below standard quality, except for obsolete items and items below stand and quality as to which adequate provision has been made on the books of Drilex and its Subsidiaries. The inventory of Drilex (including the expendable inventory defined in Section 4(o) of the Disclosure Schedule) would have had a value in the aggregate at least equal to the inventory value shown on the Recent Balance Sheet had the expendable been valued at the lower of cost or market, on a first-in-first-out basis (with the other inventory valued as set forth in Section 4(o) of the Disclosure Schedule).

  (p) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Drilex and its Subsidiaries which either are reflected on the Recent Balance Sheet, or were created subsequent to the date of the Recent Balance Sheet, are valid, genuine and subsisting and have arisen out of bona fide sales and deliveries of goods, performance of services or other business transactions in the Ordinary Course of Business, are owned free and clear and not subject to any lien or encumbrance, are not subject to any resale conditions and are current and collectible net of any reserves shown on the Recent Balance Sheet or, with respect to notes and accounts receivable recorded subsequent to the date of the Recent Balance Sheet, reflected on the books of Drilex and its Subsidiaries and were calculated in accordance with GAAP.

  (q) LITIGATION. Section 4(q) of the Disclosure Schedule sets forth each instance in which each of Drilex and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

  (r)  EMPLOYEE BENEFITS.

    (i) Section 4(r)(i) of the Disclosure Schedule lists and includes true, correct and complete copies of each Employee Benefit Plan that is currently in effect and, with respect to each Employee Benefit Plan, includes the most recent report on Form 5500 and the summary plan description. Section 4(r)(i) of the Disclosure Schedule lists and includes true, correct and complete copies or descriptions of all Benefit Programs or Agreements that are currently in effect.

    (ii)  Except as otherwise set forth in Section 4(r)(ii) of the Disclosure
Schedule:

          (A) Each Employee Benefit Plan and each Benefit Program or Agreement has been administered, maintained, funded and operated in accordance with the terms thereof and in compliance with the provisions of applicable law (including, where applicable, ERISA and the Code);

          (B) Each of the Employee Benefit Plans intended to be qualified under
Section 401 of the Code satisfies the requirements of such Section and is so qualified, and there has been no termination or partial termination or any such plan within the meaning of Section 411(d)(3) of the Code;

          (C) There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Employee Benefit Plans or Benefit Programs and Agreements or their assets, and there is no matter pending (other than routine qualification determination filings) with respect to any such plan, program or agreement with any governmental authority;

          (D) As to any Employee Benefit Plan subject to Title IV of ERISA, no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA
or Section 412 of the Code has been incurred, no Reportable Event has occurred, no notice of intent to terminate the plan has been given under Section 404l of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred, and the assets of the plan equal or exceed the acturial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

       (E) No act, omission or transaction has occurred which would result in imposition on Drilex or any Subsidiary of (1) breach of fiduciary duty liability damages under Section 409 of ERISA (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

       (F)  With respect to any employee benefit plan, within the meaning of
Section 3(3) of ERISA, which is not listed in the Disclosure Schedule but which is sponsored, maintained or contributed to by any corporation, trade, business or entity under common control with Drilex or any Subsidiary with the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 or ERISA ("Commonly Controlled Entity"),(1) no withdrawal liability, within the meaning of Section 4201 of ERISA, material to such Commonly Controlled Entity has been incurred, which withdrawal liability has not been satisfied, (2) no liability to the PBGC material to such Commonly Controlled Entity has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (3) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, material to such Commonly Controlled Entity, has been incurred, and (4) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code, which if not timely made in the aggregate would be material to such Commonly Controlled Entity, have been timely made.

        (G) No unfunded liability or obligation exists with respect to any foreign Employee Benefit Plan or Benefit Plan or Agreement.

  (iii) Termination of employment of any employee of Drilex or any Subsidiary after consummation of the transactions contemplated by this Agreement would not result in payments under the Employee Benefit Plans and Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

  (iv) Each Employee Benefit Plan which is an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

  (v) Section 4(r)(v) of the Disclosure Schedule sets forth, separately for Drilex and each Subsidiary, by number and employment classification the approximate numbers of employees employed by each such entity as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements. Except as otherwise set forth in the Disclosure Schedule, neither Drilex nor any Subsidiary has at any time had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

  (vi) No law, rule, regulation or governmental authority (including, without limitation, foreign laws, rules, regulations and governmental authorities) could require Drilex or any Subsidiary to make a payment or provide any other form of compensation or benefit to any person performing services for Drilex or a Subsidiary which would not be payable or provided in the absence of the consummation of the transactions completed by this Agreement.

      (s)  ENVIRONMENTAL, HEALTH AND SAFETY LAWS.  Each of Drilex and its
           Subsidiaries:

           (i) has complied and is in compliance with the Environmental, Health and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure to comply with the Environmental, Health and Safety Laws).

           (ii) has obtained, has been and is in compliance in all material respects with all of the terms and conditions of all material permits, licenses, and other authorizations that are required under the Environmental, Health and Safety Laws.

           (iii) has complied and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in the Environmental, Health, and Safety Laws.

      (t) ACCURACY OF DISCLOSURE. No representation or warranty of the Seller contained in this Agreement, nor any of the information contained in any of the Exhibits or in the Disclosure Schedule furnished by or on behalf of the Seller to the Buyer, when taken as a whole, contains an untrue statement of material fact or omits to state any material fact required to be stated in order to make the statements made herein or therein not misleading. Copies of all documents heretofore delivered or made available to Buyer pursuant hereto were complete and accurate with respect to financial matters and were substantially complete and accurate with respect to all other matters.

      (u) UNDISCLOSED LIABILITIES. Except as disclosed in the Recent Balance Sheet included in the Financial Statements, or in Section 4(u) of the Disclosure Schedule, and except for contractual obligations which do not arise by reason of a default in performance and which are not required to be reflected in the Financial Statements in accordance with generally accepted accounting principles in the United States, neither Drilex nor any of the Subsidiaries has any material liabilities or obligations (whether accrued, contingent, absolute, known, unknown or otherwise), except liabilities or obligations arising in the Ordinary Course of Business of Drilex and its Subsidiaries since December
31, 1993.

       (v) INSURANCE. Section 4(v) of the Disclosure Schedule sets forth each policy of insurance maintained by or on behalf of Drilex and its Subsidiaries with respect to their respective properties and businesses, identifying the type, amount of coverage and deductible amount with respect thereto. All such insurance is in full force and effect in all material respects.

5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

       (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below).

       (b) BOOK AND RECORDS; LITIGATION SUPPORT. The Seller and the Buyer agree that so long as any books, records and files retained by the Seller relating to Drilex or its Subsidiaries or delivered to the Buyer hereunder (or retained by Drilex or its Subsidiaries), to the extent that they pertain to the operations of Drilex or its Subsidiaries prior to the Closing Date, remain in existence and available as provided in the immediately succeeding sentence, each Party shall have the right to inspect, to make available to taxing authorities and to make copies (at the requesting Party's expense) of the same at any time during business hours (upon reasonable notice to the other) for any proper purpose. Neither of the Parties will destroy, without first having offered to deliver to the other Party, any of such books, records and files for a period of six years after the Closing Date. Each Party agrees that it will make available to the other, at the expense of the Party requesting the same, records and information including, without limitation, financial records and information (and personnel responsible for preparing or maintaining such records and information to the extent that same shall not unreasonably interfere with the performance of their work responsibilities) needed in connection with any tax matters, litigation (other than among the parties hereto), preparation of financial statements of the Company for periods prior to those covered by the Financial Statements, or other similar matters.

     (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Drilex and its Subsidiaries from maintaining the same business relationships with Drilex and its Subsidiaries after the Closing as it maintained with Drilex and its Subsidiaries prior to the Closing; PROVIDED, HOWEVER, that nothing in this Section 5(c) shall be construed to require Seller to renew any of the items listed in Section 5(e) of the Disclosure Schedule.

     (d) COVENANT NOT TO COMPETE. For a period of five years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that any of Drilex and its Subsidiaries conducts as of the Closing Date in any geographic area in which any of Drilex and its Subsidiaries conducts that business as of the Closing Date; PROVIDED, HOWEVER, that this restriction shall not apply (i) to any acquisition by the Seller or an entity controlled by the Seller where less than 20% of the business of such acquired entity is in competition with the business of any of Drilex or its Subsidiaries, or (ii) to any business in which Seller or an entity controlled by the Seller currently has a passive investment interest, or (iii) to any business in which Seller or an entity controlled by the Seller were engaged in prior to the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific works or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (e) RELEASES. As soon as possible after the Closing Date, Buyer shall cause Drilex to use commercially reasonable efforts to cause Seller to be released from any and all bonds, letters of credit, sureties, and guarantees that are listed in Section 5(e) of the Disclosure Schedule which relate to Drilex or any of its Subsidiaries and its or their obligations; provided, however, that Drilex shall not be obligated to cancel any contracts or issue any letters of credit to accomplish the foregoing, except in cases of a renewal of any item listed in Section 5(e) of the Disclosure Schedule or any obligation underlying any such item.

     (f) TERMINATION OF SELLER SERVICES. Unless as otherwise provided in this Agreement or under applicable law, after the Closing Date, neither Seller nor any of its Affiliates shall be required to perform any services for Drilex or any of its Subsidiaries.

     (g)   ADJUSTMENT OF CONSIDERATION.

           (i)   The consideration shall be adjusted as follows:

                 (A) If the consolidated net worth (defined as total assets less total liabilities and in accordance with this Section 5(g)) of Drilex and its Subsidiaries determined in accordance with this Section 5(g) as of the Determination Time (the "Final Net Worth") is less than $11,000,000 (the "Base Amount"), the consideration shall be decreased by an amount equal to the difference between the Final Net Worth and the Base Amount.

           (B) If the Final Net Worth is greater than the Base Amount, the consideration shall be increased by an amount equal to the difference between the Final Net Worth and the Base Amount.

      (ii) The Final Net Worth shall be determined based upon the consolidated balance sheet of Drilex and its Subsidiaries as of the Determination Time (the "Final Balance Sheet"). The Final Balance Sheet:

           (A)  shall be prepared in accordance with GAAP:

           (B)  shall reflect adjustments to:

                (1) exclude all obligations with respect to all Income and all Franchise Taxes (for which the Seller shall be responsible pursuant to this Agreement);

                (2)  reclassify, to the extent not settled in full pursuant to
                     Section 2(c)(iii), as equity (net worth) all intercompany accounts payable (including the amounts, if any, in respect of Subsection (D) below), notes payable, advances, or other intercompany indebtedness or obligations (and the corresponding accounts, notes and advances receivable, etc.) between (x) the Seller and its direct and indirect subsidiaries and affiliates (excluding Drilex and its Subsidiaries) and (y) Drilex and its Subsidiaries (such intercompany accounts shall be repaid, contributed or otherwise discharged in full on or before the Determination
                     Time):

                (3) include appropriate reserves (if not already provided for) relating to the property leased by Drilex at Shuttle Worth Close, Gapton Hall Industrial Estate, Great Yarmouth, U.K.;

                (4) exclude all obligations with respect to the Special Severance and Bonus Retention arrangement and group health obligations described in Section 5(k) of this Agreement for which Seller shall be responsible pursuant to this Agreement; and


                (5) include a $50,000 reserve transferred form the Seller's balance sheet with respect to Drilex's group health obligations.

           (C) shall reflect (without duplication) borrowings by Drilex under the Texas Commerce Bank loan facility ($2.5 million), issuance of the Drilex Note ($6.5 million) and issuance of the Drilex Preferred Stock ($5.0 million), and for purposes of determining Final Net Worth, all such amounts shall be deemed to be obligations (liabilities rather than equity or net worth) of Drilex and its Subsidiaries in the Final Balance Sheet;


           (D) shall reflect, to the extent not already so reflected, outstanding checks (those issued by Drilex and Subsidiaries which have not yet cleared the bank accounts) issued by Drilex on the NBD Bank, N.A. Account No. 581-90 of Drilex (the "NBD Account"), as credits against equity (net worth) and amounts with respect thereto shall not be treated as reductions in the book balances of cash and cash items or as accounts payable or other obligations of Drilex; and

           (E) shall reflect, to the extent not already reflected, a reduction in cash and a corresponding reduction in equity (net worth) with respect to Seller's withdrawals initiated with any bank of Drilex and its Subsidiaries prior to the Determination Time which have not been completed through clearings by such bank prior to the Determination Time.

   (iii) The Final Balance Sheet shall be prepared pursuant to the following procedures:

           (A) The Buyer shall deliver to the Seller a draft of the Final Balance Sheet within 60 days after the Closing Date, together with a certificate (the "Buyer's Post-Closing Certificate") signed by an office of the Buyer (1) setting forth the amount of the Final Net Worth reflected in such Final Balance Sheet, (2) stating that such Final Balance Sheet has, to the best knowledge and belief of such officer, been prepared in accordance with the terms of this Agreement and (3) setting forth the amount of any required adjustment to the consideration pursuant to this Section 5(g).

           (B) The Seller shall deliver to the Buyer a draft of the final Balance Sheet within 60 days after the Closing Date, together with a certificate (the "Seller's Post-Closing Certificate") signed by an officer of the Seller (1) setting forth the amount of the Final Net Worth reflected in such Final Balance Sheet, (2) stating that such Final Balance Sheet has, to the best knowledge and belief of such officer, been prepared in accordance with the terms of this Agreement and (3) setting forth the amount of any required adjustment to the consideration pursuant to this Section 5(g). The Buyer shall cause Drilex and its Subsidiaries to provide the Seller such assistance and access during normal business hours to the books and records of Drilex and its Subsidiaries as may be reasonably requested in connection with the preparation of such Final Balance Sheet. The Seller shall be provided the opportunity to observe any physical inventory of Drilex and its Subsidiaries taken by the Buyer in connection with the preparation of the Final Balance Sheet.

            (C) As soon as practicable after the deliveries of the Buyer's Post-Closing Certificate nd the Seller's Post-Closing Certificate, and in any event within 90 days after the Closing Date, the Buyer and the Seller shall confer and attempt to reconcile any differences in their respective versions of the Final Balance Sheet (or, in the event either party shall have failed to deliver a draft of the Final Balance Sheet as contemplated by the foregoing provisions, to discuss and attempt to resolve any objections such party may have with respect to the draft of the Final Balance Sheet that has been delivered by the other party). In connection with such conferral, each of the Buyer and the Seller shall provide to the other all reasonable access to the schedules, workpapers and other supporting documentation relating to their respective drafts of the Final Balance Sheet, and each of the Buyer and the Seller hereby consents to, and agrees to use its best efforts to cause its respective independent accountants to permit review by the other party of any workpapers prepared in connection with such Final Balance Sheet. If the Buyer and the Seller are able to reach agreement with respect to the reconciliation of all such matters and reduce such agreement to writing, then the Final Balance Sheet shall be finalized (and become binding on the parties hereto) based on such reconciliation, and the Buyer or the Seller (as the case may be) shall be entitled to payment in accordance with the provisions of Section 5(g)(iv) hereof.

           (D) If, at the end of the 90-day period following the Closing Date, the Buyer and the Seller shall have failed to reach written agreement with respect to the reconciliation of any difference in their respective versions of the Final Balance Sheet, then the parties will (1) jointly engage one of the six major independent accounting firms as may be mutually agreed upon by the Buyer and the Seller (the "Accounting Firm") to review only such matters as to which written agreement has not been reached (Disputed Items") and (2) request the Accounting Firm to act promptly and to resolve all Disputed Items within 60 days after being retained by the Parties. In such event, the Accounting Firm shall be directed to evaluate each of the Disputed Items and shall consider each such item to be material. The Buyer and the Seller shall, and the Buyer shall cause Drilex and its Subsidiaries to, cooperate fully with the Accounting Firm in connection with the resolution of any such Disputed Items. The Accounting Firm shall confine itself only to Disputed Items. In arriving at its determination with respect to each Disputed Item, the Accounting Firm shall make its determination within the range of the respective amounts claimed by the Buyer and the Seller. Each of the Buyer and the Seller shall have the right to submit supporting or explanatory material to the Accounting Firm, provided that a copy of such material is concurrently submitted to the other Party. The Accounting Firm shall provide a written explanation of its final determination with respect to the Disputed Items to each of the Buyer and the Seller, and the Final Balance Sheet shall be immediately finalized (and become binding on the Parties) based on such final determination and based on the reconciliation of any items by agreement between the Buyer and the Seller in the manner provided in paragraph (3) above, and the Buyer or the Seller (as the case may be) shall be entitled to payment in accordance with the provisions of Section 5(g)(iv) hereof. The resolution of the Disputed Items by the Accounting Firm shall be final and binding on the parties, and the Parties agree that they shall forever abide by such determination, shall treat such determination as a final arbitration of any disputes which were the subject of the disagreement resulting in the review and determination by the Accounting Firm and shall not litigate or otherwise have recourse to a court or other forum with respect thereto. Each of the Buyer and the Seller, in connection with any engagement of the Accounting Firm, agrees to indemnify and hold harmless the Accounting Firm from and against any losses, claims, damages, liabilities (or actions in respect thereof) and expenses, including, without limitation, court costs and reasonable attorneys' fees, to which the Accounting Firm may become subject to the extent that such losses, claims, damages, liabilities or expenses arise out of or are based upon the services provided by the Accounting Firm in connection with such engagement or the report of the Accounting Firm with respect to the Disputed Items, other than losses, claims, damages, liabilities or expenses caused by the Accounting Firm's gross negligence or willful misconduct, it being the specific intent of the Buyer and the Seller to so indemnify the Accounting Firm against its own ordinary negligence. The fees and expenses of the Accounting Firm shall be borne equally by the Seller and the Buyer.

  (iv)  Within two business days after the date on which the Final
Balance Sheet shall become final and binding upon the Parties pursuant to the provisions of this Section 5(g), (A) if the Base Amount exceeds the Final Net Worth, (x) to the extent there is any Cash Differential, the Seller shall pay to the Buyer an amount (the "Cash Adjustment Amount") equal to the lesser of the amount of the Cash Differential or the amount by which the Base Amount exceeds the Final Net Worth, by wire transfer of immediately available funds to a bank account designated by Buyer, and (2) the outstanding principal balance of the Drilex Note (commencing with the next principal payment due under the Drilex
Note) shall be reduced by the amount, if any, by which the Base Amount exceeds the sum of (x) the Final Net Worth and (y) the Cash Adjustment Amount, or (B) the Buyer shall pay to the Seller the amount, if any, by which the Final Net Worth is greater than the Base Amount by wire transfer of immediately available funds to a bank account designated by the Seller.

    (h)  CASH MANAGEMENT Procedures.

         (i)  Commencing immediately following the Determination Time:

              (A) Drilex shall discontinue further issuance of checks in disbursement of funds from (drawn against) the NBD Account,

              (B) Seller shall assume full, final and sole responsibility for the NBD Account and fund at its sole cost (and without recourse to Drilex or Buyer) funding and payment of all checks issued by Drilex on or prior to the Determination Time which are presented for payment (clear) against the NBD Account after the Determination
      Time, and

             (C) Seller shall discontinue the withdrawal of funds from the Lockbox Bank Account and any other bank accounts of Drilex and its Subsidiaries; provided however, Seller's withdrawals initiated with the Lockbox Bank Account prior to the Determination Time shall, if not completed through clearings by the Lockbox Bank Account prior to the Determination Time, be permitted to clear the Lockbox Bank Account after the Determination Time.

      (ii) On or before May 31, 1994, Buyer shall prepare a reconciliation of cash deposits by Seller and its Subsidiaries and affiliates to, and cash withdrawals by Seller and its subsidiaries and Affiliates from, the bank accounts of Drilex and its Subsidiaries during the period subsequent to the Determination Time and

             (A) if Seller's and its subsidiaries' and Affiliates' deposits to Drilex's and its Subsidiaries' bank accounts exceed Seller's and its subsidiaries' and Affiliates' withdrawals from Drilex's and its Subsidiaries' bank accounts, a net contribution has occurred, and Buyer shall then be obligated to pay to Seller the amount of such net contribution, or

             (B) if Seller's and its subsidiaries and Affiliates' withdrawals from Drilex's and its Subsidiaries' bank accounts exceed Seller's and its subsidiaries' and Affiliates' deposits to Drilex's and its Subsidiaries' bank accounts, a net distribution has occurred, and Seller shall then be obligated to pay to Buyer the amount of such net distribution;

      provided however, that for the purposes of this clause (ii) Seller's and its subsidiaries' and Affiliates' deposits into the bank accounts of Drilex and Subsidiaries shall not include (x) any amounts in respect of deposits to the NBD Account after the Determination Time to fund the presentment of checks issued by Drilex and its Subsidiaries on or before the Determination Time, and instead the provisions of Section 5(h)(iii) below shall apply in determining the amount of Seller's deposits in respect of such account or (y) any amounts reimbursed by Seller to Drilex, its Subsidiaries or Buyer pursuant to this Agreement, and

      (iii) With respect to checks issued (drawn) (net of checks cancelled) on the NBD Account by Drilex and its Subsidiaries

             (A) on or prior to the Determination Time, Seller shall be obligated to fund (using its own funds and without recourse to Drilex or Buyer) all such checks upon presentment to the NBD Account after the Determination Time, including those presented for payment after the Determination Time and upon presentment and funding thereof no amounts shall be credited to Seller with respect to deposits in the reconciliation referred to in Section 5(h)(ii) above, and

             (B) for purposes of determining net cash contributions and net cash distributions in the reconciliation referred to in Subsection (ii) above for the period subsequent to the Determination Time, the Seller shall be credited with having made a "deemed" contribution to the NBD Account in the aggregate amount of all such checks issued (net of checks cancelled) by Drilex against the NBD Account during the period subsequent to the Determination Time for which funding is required by Seller.

      (iv) Seller shall have up to 30 days to review Buyer's reconciliation of cash deposits (contributions) to and cash withdrawals (distributions) from the bank accounts of Drilex and its Subsidiaries and

          (A) if Seller objects to any part of the reconciliation, the provisions of Section 5(g)(iii)(D) shall be followed in resolution of the disputed portions thereof, or

          (B) if Seller accepts Buyer's reconciliation or, if such reconciliation is disputed, upon final resolution of the disputed items by the Accounting Firm, then within ten business days of such acceptance or final resolution the amounts finally determined for net cash contributions or net cash distributions shall be paid, without interest, to the Buyer or Seller as the case may be.

        (v) Notwithstanding anything to the contrary set forth in Section 5(h)(ii) or Section 5(h)(iii) above, Seller shall not be credited with any "deemed" contribution to Drilex's and its Subsidiaries' bank accounts in respect of any check issued in favor of Seller or its subsidiaries and Affiliates after the Determination Time.

        (vi) Commencing immediately following the Determination Time, Seller shall (A) if it receives funds attributable to Drilex and its Subsidiaries, promptly and fully surrender such funds to Drilex and no amounts with respect to such funds shall be considered deposits or contributions of Seller for purposes of the reconciliation described in Section 5(h)(ii) above, and (B) relinquish dominion, as soon as reasonably possible, over the Lockbox Bank Account to Drilex and shall so advise appropriate officials of such bank.

     (i) SELLER'S DC PLANS. As soon as practicable after the Closing Date, Buyer shall cause Drilex to take all action necessary and appropriate to establish a defined contribution plan ("Buyer's New Plan") qualified under sections 401(a) and 501(a) of the Code. As soon as practicable following the later of (A) the Closing Date, and (B) the establishment of the Buyer's New Plan, the Seller shall cause to be transferred from the trustees of the Seller's DC Plans to the trustee of the Buyer's New Plan an amount in cash equal to the aggregate account balances of the Drilex Participants under the Seller's DC Plans determined as of the transfer date utilizing the most recent available regular plan valuation adjusted for the period following such valuation to the date of transfer by application of the NBD Bank, N.A. sort term investment fund rate for such period, and where available, the current account valuation in accordance with the methods of valuation set forth in the Seller's DC Plans; provided, however, that to the extent any Drilex Participant owes any amount to a Seller's DC Plan pursuant to the terms of a loan from such plan to such Drilex Participant, an assignment of such loan shall be made in lieu of the transfer of cash. From and after the date of such transfer, the Buyer shall cause the Buyer's New Plan to assume the obligations of the Seller's DC Plans with respect to benefits accrued by the Drilex Participants under the Seller's DC Plans, and the Seller and the Seller's DC Plans shall cease to be responsible therefor. The Buyer and the Seller shall cooperate in making all appropriate Internal Revenue Service filings in connection with the transfer described above.

     (j) REFUNDS. Any and all refunds for Taxes paid by Seller for any Pre-Closing Taxable Period shall be paid to Seller by Buyer or Drilex within three business days after receipt by Buyer or Drilex. Any and all refunds for Taxes paid by Buyer or Drilex for any Post-Closing Taxable Period shall be paid to Buyer or Drilex, as applicable, within three business days after receipt by Seller.

     (k) CERTAIN EMPLOYEE MATTERS.

        (i) Reference is hereby made to the special severance package ("Special Severance") and bonus retention letters ("Bonus Retention") listed as items
(A)(2)(i) and (A)(2)(j), respectively, in Section 4(r)(i) of the Disclosure Schedule. Section 4(r)(i) of the Disclosure Schedule identifies each individual to whom the Special Severance applies and each individual to whom the Bonus Retention applies and includes a true and correct copy of the Special Severance and each Bonus Retention. Notwithstanding any term or provision hereof, the Seller hereby agrees to reimburse Drilex for (A) the Excess Amount paid by Drilex or any Subsidiary with respect to each individual to whom amounts are paid under the Special Severance and (B) any and all amounts required to be paid by Drilex or any Subsidiary under the bonus Retention. Buyer shall cause Drilex to pay all such amounts when due. For purposes of this
Section 5(k)(i), the "Excess Amount" paid with respect to any individual who is paid an amount under the Special Severance shall mean an amount equal to the difference, if any, between (1) the amount paid to such individual under the Special Severance, and (2) the amount that would have been paid to such individual under the Past Severance Practice had such practice continued to be applicable to such individual. Amounts payable by the Seller to Drilex under this Section 5(k)(i) shall be paid by the Seller to Drilex within ten days after notice from the Buyer that such amount is owed to Drilex.

   (ii) With respect to Ms. Dawn Agee, Seller shall reimburse Drilex for the actual cost of medical benefits paid by Drilex (and not reimbursed to Drilex) to her or with respect to her for costs incurred by her during the one-year period after the Closing Date that would have been payable but for the sale to Buyer hereunder under Seller's group health plan as in effect immediately prior to the Closing Date, up to a maximum of $50,000.

    (iii) Except as set forth in Section 5(k)(ii), Seller shall not be liable for any Drilex group health plan costs incurred after the Closing Date.

   (l) Settlement Agreement. Buyer shall use commercially reasonable efforts not to take any action, or fail to take any action, that would cause Drilex to violate any terms or conditions of the Settlement Agreement, effective February 11, 1994, by and among Halliburton Company, Drilex, Seller and Smith International, Inc.

   (m) BUYER RELEASES. The Buyer hereby releases and forever discharges the Seller from any and all liabilities, debts, claims, demands, damages, causes of action, and obligations of any nature whatsoever, past and present, whether or not now known, suspected or claimed, that relate to (a) the issuance by Drilex to Seller of the Drilex Preferred Stock; (b) the issuance and payments by Drilex to Seller under the Drilex Note; and (c) the payment by Drilex to Seller of the proceeds from the $2,500,000 Texas Commerce Bank loan; provided, however, that such release and discharge shall specifically exclude the Buyer's rights under this Agreement (including without limitation the Buyer's rights under Section 6 of this Agreement), which rights shall not be affected in any way by this release and discharge.

6.  REMEDIES FOR BREACHES OF THIS AGREEMENT; INDEMNIFICATION.

    (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations and warranties of the Parties contained in Section 3 above survive the Closing hereunder and continue in full force and effect indefinitely. All of the representations and warranties of the Seller contained in Section 4 above shall survive the Closing and continue in full force and effect for three years thereafter, except for the representations and warranties in Section 4(l) (Intellectual Property), Section 4(q) (Litigation), and Section 4(s) (Environmental, Health and Safety Laws), which shall survive the Closing and continue in full force and effect for a period of five years thereafter. All of the covenants to be performed by either Party under this Agreement (except for covenants to be performed entirely prior to or at the Closing) shall survive and continue in full force and effect indefinitely unless earlier terminated pursuant to its terms:

   (b)  INDEMNIFICATION PROVISIONS.

    (i) Subject to the provisions of Section 6(b)(v), 6(b)(vi) and 6(b)(vii), if the Seller breaches any of its (A) representations and warranties contained in
Section 3 or Section 4 hereof (except for any matter covered under Section 6(b)
(ii) or (B) covenants contained herein, and the Buyer makes a written claim for indemnification against the Seller (with respect to representations and warranties, within the applicable survival period thereof set forth in Section 6(a) the Seller shall indemnify the Buyer, Drilex and its Subsidiaries, and their respective directors, officers, employees, agents and representatives (the "Buyer
                                      24

Indemnified Parties"), from and against any and all Adverse Consequences any of them shall suffer as a result of such breach.

     (ii)  Subject to the provisions of Section 6(b)(vii), for a period of ten
(10) years after the Closing, the Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Adverse Consequences any of them shall suffer as a result of any and all of the following matters:

       (A) Any claim, action or proceeding initiated by a third party (including any claim, action or proceeding initiated by any governmental authority), whether asserted before or after the Closing Date, to the extent relating to the operation of the business and assets of Drilex prior to the Closing Date; and

       (B)  Whether or not a claim could also be made under Section 6(b)(ii)(A):

           (1) the past or present presence of Indemnified Substances (as defined below) for which remediation or clean-up is required by Environmental, Health and Safety Laws in effect at the time of the claim, which Indemnified Substances are or were located on, within or under any real properties owned, leased or operated at any time by Drilex or its Subsidiaries; in each case to the extent such presence, remediation or clean-up is attributable to periods on or prior to the Closing Date;

           (2) subject to the provisions of Sections 6(b)(v), any product liability claims concerning products manufactured, rented or sold by Drilex or its Subsidiaries or any of their respective predecessors on or prior to the Closing Date (excluding products refurbished by Drilex or its Subsidiaries after the Closing);

           (3) subject to the provisions of Sections 6(b)(v), any medical or other benefits for former employees of Drilex or its Subsidiaries who retired from employment with Drilex or its Subsidiaries on or before the Closing Date and which are either not disclosed in the Disclosure Schedule as being due and owing or are not fully reflected as an obligation in the Final Balance Sheet;

           (4) subject to the provisions of Sections 6(b)(v), any and all actions, suits, proceedings, hearings, claims or demands pending before any court or other tribunal on the Closing Date (or pending after the Closing Date but arising out of or related to any of the foregoing) against or with respect to Drilex or its Subsidiaries;

           (5) subject to the provisions of Sections 6(b)(v), any breach by Seller of its representations and warranties set forth in Section 3(a)(v).

    (iii) For an indefinite period after the Closing, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Adverse Consequences, any of them shall suffer in respect of claims brought by any third party (including any claim, action or proceeding initiated by any governmental authority), whether asserted before or after the Closing Date, that relate to
(1) that certain litigation identified as Civil Action No. H-91-3550, filed in the United States District Court for the Southern District of Texas,styled Smith International, Inc., et al. v. Drilex Systems, Inc., et al., or any of the events or circumstances described in any complaint, response, pleading or other document filed in connection therewith, including without limitation, the letters described under item 3 of Section 4(l)(ii) of the Disclosure Schedule, or (2) any business or assets (including stock) owned (either currently or in the past) by Drilex, which became Drilex businesses or assets through contribution, consolidation or merger to or with Drilex by Seller or at the request of Seller or its Affiliates and which did not relate to the business of Drilex as it existed at the time Drilex was acquired by Seller.

    (iv) Buyer agrees to indemnify the Seller and its directors, officers, employees, agents and representatives the "Seller Indemnified Parties") from and against any and all Adverse Consequences any of them shall suffer as a result of:

         (1) any breach by Buyer of its representations, warranties and covenants contained in this Agreement;

         (2) claims by third party creditors (or assignees thereof) arising out of (A) the issuance by Drilex to Seller of the Drilex Preferred Stock; (B) the issuance and payments by Drilex to Seller under the Drilex Note; and (C) the payment by Drilex to Seller of the proceeds from the $2,500,000 Texas Commerce Bank loan; and

         (3)  any payments made by Seller with respect to the items listed in
Section 5(e) of the Disclosure Schedule; provided, however, that Seller shall give Buyer prompt notice it may receive of any and all demands for such payments and other material communications with respect to any such items.

Indemnification claims for which Buyer is liable to the Seller Indemnified Parties shall be paid in cash to Seller within five business days after Buyer's receipt of such request, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to the terms of this Agreement.

    (v) No Indemnified Party shall be entitled to indemnification pursuant to
Section 6(b)(i)(A), 6(b)(ii)(A) or 6(b)(ii)(B)(5) until the aggregate amount of any and all amounts to be paid under all such Sections exceeds $250,000, and then only to the extent of such excess over $250,000.

   (vi) Notwithstanding the above, the aggregate amount owed by the Seller pursuant to Section 6(b)(i)(A) of this Agreement shall not exceed:

         (A) for claims made during the period from the Closing Date through the first anniversary thereof, $13,500,000;

         (B) for claims made during the period from the first anniversary of the Closing Date through the third anniversary date thereof, $9,000,000; and

         (C) for claims made during the period from the third anniversary of the Closing Date through the fifth anniversary thereof, $5,000,000.

provided, however, in no events shall the amount owned by Seller pursuant to 6(b)(i)(A) exceed in the aggregate $13,500,000.

    (vii) Notwithstanding the above, the aggregate amount owed by the Seller pursuant to Sections 6(b)(i)(A) and 6(b)(ii) of this Agreement shall not exceed $25,000,000.

        (viii) Indemnification pursuant to Section 6(b)(iii) shall have no monetary or time limits.

        (ix) The Buyer, at its option, shall have the right from time to time to notify the Seller that amounts to be paid by the Seller in indemnification under this Section 6 to Drilex or its Subsidiaries shall be paid to the Buyer and not to Drilex or its Subsidiaries, and from and after any such notice, the Seller shall make such indemnification payments under this Section 6 only to or at the discretion of the Buyer and not to Drilex or its Subsidiaries, unless and until notified to the contrary by the Buyer.

        (x) For purposes of Section 6(b)(ii)(B), "Indemnified Substances" means any pollutant, toxic substance, asbestos, solid or hazardous waste, or any constituent of any such substance, waste or product, whether solid, liquid or gaseous in form, described in or regulated under the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), or under any other federal, state or local law, statute, ordinance, rule, regulation, order, judicial decision, arbitration decision or determination of any governmental authority, and shall include petroleum, natural gas, natural gas liquids, crude oil and any fraction or product thereof.

        (xi) THE INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 6(b) SHALL APPLY REGARDLESS OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF DRILEX OR ITS SUBSIDIARIES OR THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES PRIOR TO THE CLOSING. IN THE EVENT THAT BOTH
(A) ANY BUYER INDEMNIFIED PARTY AND (B) THE SELLER ARE NEGLIGENT OR OTHERWISE AT FAULT OR STRICTLY LIABLE WITH RESPECT TO ADVERSE CONSEQUENCES, THE INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 6 SHALL CONTINUE, BUT THE SELLER SHALL NOT BE OBLIGATED TO INDEMNIFY THE BUYER INDEMNIFIED PARTY FOR THE PERCENTAGE OF RESPONSIBILITY OF THE ADVERSE CONSEQUENCES THAT IS ATTRIBUTABLE TO ACTS OR OMISSIONS BY ANY BUYER INDEMNIFIED PARTY AFTER THE CLOSING. IN SUCH A SITUATION, IT IS INTENDED THAT, TO THE EXTENT EITHER ANY BUYER INDEMNIFIED PARTY OR THE SELLER SUFFERS ANY ADVERSE CONSEQUENCES, THESE OBLIGATIONS OF INDEMNIFICATION SHALL FUNCTION AS A CONTRACTUAL ARRANGEMENT OF CONTRIBUTION. THIS CONTRACTUAL ARRANGEMENT OF CONTRIBUTION SHALL SURVIVE SETTLEMENT OF ANY UNDERLYING THIRD PARTY CLAIM AND, PROVIDED THAT THE BUYER INDEMNIFIED PARTY HAS COMPLIED WITH SECTION 6(C), SHALL APPLY TO VOLUNTARY SETTLEMENTS MADE BY THE BUYER INDEMNIFIED PARTY WITH ANY THIRD PARTY.

     (c) MATTERS INVOLVING THIRD PARTIES.

        (i) If any third party shall notify Buyer, Seller or Drilex or its Subsidiaries, or any of their respective directors, officers, employees, agents and representatives, (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against either Seller or Buyer (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, that the failure to notify the Indemnifying Party within such ten business day-period shall not affect the rights and obligations under this Section 6 except to the extent the Indemnifying Party is materially adversely prejudiced by such failure.

        (ii) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

        (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 6(c)(ii) above, however, the Indemnified party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

        (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), unless the Indemnifying Party has refused to assume the defense of the Third Party Claim.

     (d) DETERMINATION OF ADVERSE CONSEQUENCES. In determining Adverse Consequences for the purposes of this Section 6, the Parties shall make appropriate adjustments or reimbursements for the net tax benefits actually received (without regard to timing). All indemnification payments under this
Section 6 shall be deemed adjustments to the consideration and be effected in accordance with the terms of this Agreement.

     (e) SOLE AND EXCLUSIVE REMEDY. The indemnification provisions in this
Section 6 are the sole and exclusive remedy any Party may have for the breach of any representation or warranty of this Agreement.

     (f) ASSIGNMENT OF RIGHTS. To the extent indemnification is paid for the total loss of value of any note or account receivable, the Buyer agrees that it shall cause Drilex to assign or transfer to the Seller any and all rights Drilex may have to such note or account receivable without recourse to Drilex or its Subsidiaries.

     (g) INITIAL OFFSET LIMIT. In connection with the payment of any indemnification obligation under this Section 6, the Seller shall have the right to offset any indemnification obligation of Seller owed to Buyer, Drilex or its Subsidiaries under this Section 6 against amounts owed to Seller under the Drilex Note subject (except as set forth in Section 6(h) below) to the following limitations: (i) the maximum amount Seller shall be entitled to offset against the Drilex Note in any annual period is $100,000 and (ii) the maximum total amount Seller shall be entitled to offset against the Drilex Note shall be $250,000. In each case, the offset limit set forth under Section 6(g)(i) and
Section 6(g)(ii) is hereafter referred to as the "Initial Offset Limit."

     (h) PAYMENT OF INDEMNIFICATION CLAIMS BY SELLER. Indemnification claims for which Seller is liable to Buyer or Drilex or its Subsidiaries pursuant to this
Section 6 shall be paid by Seller as follows:

        (i) First, the Seller shall have the right to offset amounts owed pursuant to the Drilex Note (commencing with the next principal payment due under the Drilex Note) against such amount owed by the Seller up to the Initial Offset Limit;

        (ii) Second, the Seller shall pay cash to Buyer, Drilex or its Subsidiaries, as appropriate, up to an amount equal to (A) the sum of (1) $13,500,000, (2) any principal amounts theretofore paid to the Seller in cash under the Drilex Note, plus (3) any amounts theretofore paid to the Seller in cash as a redemption of the Drilex Preferred Stock;

        (iii) Third, notwithstanding the provisions of Section 6(g) above, the Seller shall have the right to offset amounts owed pursuant to the Drilex Note (commencing with the next principal payment due under the Drilex Note) against any remaining amounts owed by the Seller, up to the outstanding principal balance of the Drilex Note;

        (iv) Fourth, the Seller shall have the right to redeem shares of Drilex Preferred Stock owned and held by Seller and apply any redemption amount owed to Seller against any remaining amount owed by the Seller to any Buyer Indemnified Party, up to the total redemption value of all shares of Drilex Preferred Stock owned and held by the Seller; and

        (v) Fifth, the Seller shall pay cash to Buyer for any remaining amount owed by the Seller.

     (i) INVENTORY CLAIMS. Notwithstanding the provisions of Sections 6(g) and 6(h), with respect to indemnification claims for which the Seller is liable to Buyer or Drilex and its Subsidiaries under Section 6(b)(i)(A) arising out of a breach of Section 4(o), the Seller shall have the right to offset amounts owed pursuant to the Drilex Note (commencing with the next principal payment due under the Drilex Note) against any remaining amounts owed by the Seller, up to the outstanding principal balance of the Drilex Note.

     (j) ENVIRONMENTAL INVESTIGATION AND REMEDIATION. If any clean-up, remediation or assessment is required as to which Seller is responsible under
Section 6(b)(ii)(B)(1), Seller shall have the right to control and direct any such clean-up or remediation or assessment. At the option of Seller, Seller may initially pursue a risk assessment analysis instead of a clean-up or remediation; and Seller may implement a risk assessment-based remedy with (i) the reasonable approval of Buyer as to the assumptions under such remedy and
(ii) the approval of applicable governmental authorities. Seller shall have the right to enter the site where clean-up or remediation is required and to perform all acts appropriate to complete remediation or clean-up in accordance with any governmental approved remediation plan as to which Seller is responsible under
Section 6(b)(ii)(B)(1), and shall indemnify and hold harmless the Buyer Indemnified Parties with respect to personal injury or property claims by third parties arising out of such acts. Seller shall use commercially reasonable efforts in preparing and implementing any remediation or clean-up plan to avoid unreasonable interference with Drilex's use and enjoyment of such site, provided, however, that nothing herein shall limit Seller's ability to comply with any valid order of any governmental agency having jurisdiction over environmental matters on such site. Seller shall under no circumstances be responsible for any damages suffered relating to any interruption of the business of Drilex. Seller shall use commercially reasonable efforts to (i) minimize any diminution of the value of the site or any improvements thereon,
(ii) minimize any other consequential damages caused directly or indirectly as a result of the implementation of an approved remediation plan and (iii) restore such site and improvements thereon to the condition that such site and improvements would have been in, but for the past or present presence of Indemnified Substances or remediation or clean-up with respect thereto, which presence, remediation or clean-up is attributable to periods on or prior to the Closing Date. Except to the extent Seller is responsible under Section 6(b)(ii)(B)(1), any environmental investigation conducted after the Closing (including any Phase 2 investigations) regarding the properties owned, leased or operated by Drilex or its Subsidiaries on or prior to the Closing Date shall be at the expense of Buyer or Drilex, and Buyer will keep Seller advised with respect to any such investigation and permit Seller to participate in any such investigation, including the right to split any soil samples taken on any of such properties.

7. TAXES. Except as provided below, Seller shall be responsible for all Taxes for all Pre-closing Taxable Periods for Drilex and its Subsidiaries other than to the extent reflected on the Final Balance Sheet and Buyer shall be responsible for all Taxes for all Post-Closing Taxable Periods for Drilex and its Subsidiaries and for Taxes for Pre-Closing Taxable Periods to the extent reflected on the Final Balance Sheet;

     (a) TAX REPRESENTATIONS. Seller represents and warrants as follows:

        (i) Section 7(a)(i) of the Disclosure Schedule lists all income Tax Returns filed with respect to Drilex and its Subsidiaries with respect to which the statute of limitations is still open, indicates those income Tax Returns that have been audited, and indicates all income Tax Returns that currently are the subject of audit;

        (ii) None of Drilex and its Subsidiaries has been a member of an Affiliated Group filing a consolidated United States Federal income Tax Return other than a group, the common parent of which is the Seller;

        (iii) All Tax sharing agreements or similar arrangements with respect to or involving Drilex or any Subsidiary have been or will be terminated prior to the Closing Date, and after the Closing Date neither Drilex nor any Subsidiary shall have any obligation under any such agreement for any past, current or future period.

        (iv) None of the property of Drilex or any Subsidiary is held in an arrangement that could be classified as a partnership for Tax purposes, and neither Drilex nor any Subsidiary own any interest in any passive foreign investment company (as defined in section 1296 of the Code), or other entity the income of which is required to be included in the income of Drilex or any Subsidiary;

        (v) Neither Drilex nor any Subsidiary is obligated to take any action or refrain from taking any action in connection with any agreement with any Taxing Authority involving an abatement of any Tax; and

        (vi) The Seller filed a consolidated federal income Tax Return that included Drilex and each Subsidiary for the taxable year immediately preceding the current taxable year and the Seller is eligible to make an election under
Section 338(h)(10) of the Code with respect to Drilex and each Subsidiary.

        (vii) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of, or with respect to, Drilex or any Subsidiary or any waiver or agreement for any extension of time for the assessment or payment of any Tax of, or with respect to, Drilex or any Subsidiary.

     (b) SECTION 338(H)(10) ELECTIONS. The Seller, as the common parent of the Affiliated Group of corporations filing a consolidated U.S. federal income Tax Return which includes Drilex and the Subsidiaries (the "Seller Group"), shall join the Buyer in making a timely, irrevocable and effective election under
Section 338(h)(10) of the Code and a similar election under any applicable state income tax law (collectively the "Section 338(h)(10) Elections") with respect to the Buyer's purchase of the Drilex Shares. To facilitate such election, the Seller shall deliver to the Buyer an Internal Revenue Service Form 8023 and any similar forms under applicable state income tax law requested by Buyer following the Closing (the "Forms") with respect to the Buyer's purchase of the Drilex Shares, which Forms shall have been duly executed by an authorized person for the Seller. The Buyer shall cause the Forms to be duly executed by an authorized person for the Buyer, shall complete the schedules required to be attached thereto, shall provide a copy of the executed Form and schedules to the Seller, and shall duly and timely file the Forms as prescribed by Treasury Regulation 1.338(h)(10)-1 or the corresponding provisions of applicable state income tax law.

     (c) PREPARATION AND FILING OF TAX RETURNS.

        (i) With respect to each Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to Drilex or any Subsidiary (other than the Tax Returns described in Section 7(c)(iii)), the Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "Tax Items") required to be included therein, and deliver such Tax Returns to Buyer for examination and filing by Drilex along with a check payable to the relevant Tax Authority for the amount of Tax shown on the Tax Return no later than 5 days prior to the due date of the Tax Return. Drilex shall file such Tax Return with the appropriate Tax Authority on a timely basis along with a check received from Seller made payable to the relevant Tax Authority.

                (ii) With respect to each Tax Return covering (A) a taxable period beginning on or before the Closing Date and ending after the Closing Date, or (B) a taxable period beginning after the Closing Date, that is required to be filed after the Closing Date for, by or with respect to Drilex or any Subsidiary (other than the Tax Returns described in Section 7(c)(iii)), the Buyer shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. The Buyer shall determine (by an interim closing of the books as of the Closing Date, except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return which is attributable to Drilex or the respective Subsidiary for a Pre-Closing Taxable Period. At least 30 days prior to the due date (including extensions) of such Tax Return, the Buyer shall deliver to the Seller a copy of such Tax Return and of its determinations. The Seller shall pay to the Buyer the amount of such Taxes attributable to a Pre-Closing Taxable Period not less than 5 days prior to the due date of such Tax Return. The Buyer shall cause Drilex or the respective Subsidiary to file timely such Tax Return with the appropriate taxing authority and to pay timely the amount of Taxes shown to be due on such Tax Return.

                (iii) The Seller cause to be included in the consolidated U.S. federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller Group for all periods ending on or before or which include the Closing Date, all Tax Items of Drilex and the Subsidiaries which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns.

                (iv) Any Tax Return to be prepared pursuant to the provisions of this Section 7 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law, changes in facts, or corrections of errors.

        (d)     ACCESS TO INFORMATION.

                (i) The Seller and each member of the Seller Group grant to the Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to Drilex and the Subsidiaries within the possession of the Seller or any member of the Seller Group (including workpapers and correspondence with Tax Authorities), and shall afford the Buyer (or its designees) the right (at the Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonable necessary to permit the Buyer (or its designees) to prepare Tax Returns to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                (ii) The Buyer shall grant or cause Drilex and the Subsidiaries to grant to the Seller (or its designees) access at all reasonable times to all of the information, books and records relating to Drilex and the Subsidiaries within the possession of the Buyer, Drilex or the Subsidiaries (including workpapers and correspondence with taxing authorities), and shall afford the Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax Authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                (iii) Each of the Parties will preserve and retain all schedules, workpapers and other documents relating to any Tax Returns of or with respect to Drilex or any Subsidiary or to any claims, audits or other proceedings affecting Drilex or any Subsidiary until the expiration of the statue of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

        (e) SELLER TAX INDEMNIFICATIONS. The Seller hereby agrees to protect, defend, indemnify and hold harmless the Buyer, Drilex and the Subsidiaries from and against, and agrees to pay, all Taxes imposed and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred (all herein referred to as "Tax Losses") as a result of:

                (i) A claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for:

                        (A) Any Taxes of Drilex or any Subsidiary attributable to any Pre-Closing Taxable Period;

                        (B) Any Taxes of any corporation (other than Drilex and the Subsidiaries) that is or was a member of the Seller Group or of any other affiliated group of corporations of which Drilex or any Subsidiary was a member at any time on or prior to the Closing Date.

                        (C) Any Taxes resulting from any election under section 338 of the Code (or similar provision); provided that if any one or more Taxing Authorities impose an income Tax on both the Seller's sale of the Drilex Shares and upon the deemed sale of the assets of Drilex, the Seller's obligation under this Section 7(e)(i)(C) shall be reduced by the lesser of (1) 50% of the Taxes imposed on the Seller by such Taxing Authorities on the sale of the Drilex Shares (exclusive of any Taxes imposed on any deemed sale of the Drilex assets) and (2) $50,000; and

                        (D) Any Taxes attributable to the transactions contemplated by this Agreement; and

                (ii) Any breach of any representation of the Seller set forth in Section 7(a) of this Agreement; and

Notwithstanding the provisions of this Section 7(e), the Seller shall not be obligated to indemnify the Buyer for any Taxes to the extent accrued for on the Final Balance Sheet.

        (f) BUYER INDEMNIFICATIONS. The Buyer agrees to protect, defend, indemnify and hold harmless the Seller from and against, and agrees to pay, all Tax Losses incurred as a result of (i) a claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of Drilex or any Subsidiary attributable to any Post-Closing Taxable Period, and
(ii) any breach of any representation, warranty or obligation of the Buyer under this Agreement.

        (g) INDEMNIFICATION PROCEDURES. (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of a party under this Agreement (referred to herein as the "Tax Indemnified Party"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing of such fact.

                (ii) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that (A) within 30 days after the notice described in Section 7(g)(i) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than 5 days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (B) the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys', paralegals' and accountants fees and disbursements, and (C) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 7(g)(i),shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

                (iii) Subject to the provisions of Section7(g)(ii), the Tax Indemnified Party shall enter into a settlement of such contest with the applicable Tax Authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction, all as the Tax Indemnifying Party may request.

                (iv) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section
(7)(g)(ii)(C), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items). Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

                (v) Promptly after a final determination the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Tax Losses to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section 7.

        (h) SURVIVAL. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax covered by this Agreement shall survive the Closing and shall not terminate until one day after the expiration of the statue of limitations (including extensions) applicable to such Tax.

        (i) CONFLICT. In the event of a conflict between the provisions of this Section 7 and any other provisions of this Agreement, the provisions of this Section 7 shall control.

8.      ARBITRATION.

        (a) AGREEMENT TO ARBITRATE. Any controversy, dispute or claim arising out of, or relating to, this Agreement, including questions concerning the scope and applicability of this Section 8, shall be settled by arbitration in Denver, Colorado in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof, except as set forth in Section 8(c). This agreement to arbitrate shall be specifically enforceable against each of the parties.

   (b) SELECTION OF ARBITRATORS. When a matter has been submitted for arbitration, within 30 days of such submission, the Buyer will choose an arbitrator and the Seller will choose an arbitrator, and an additional arbitrator independent of the parties will be selected unanimously by the two arbitrators chosen by the parties. The dispute shall then be resolved by majority vote of the three arbitrators. If the arbitrator chosen by the Buyer and the arbitrator chosen by the Seller cannot agree upon a third independent arbitrator within 30 days of their appointment, the independent third arbitrator will be selected according to the procedures of the American Arbitration Association. The parties hereby waive any claim of evident partiality on the part of an appointed arbitrator.

   (c) ENFORCEMENT. All the parties hereto agree that an action to compel arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction. Application may also be made to any such court for confirmation of any decision or award of the arbitrators, for an order of enforcement and for any other remedies which may be necessary to effectuate such decision or award. All the parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and court.

   (d) ARBITRATION EXPENSES. One or more of the parties to any arbitration proceeding commenced hereunder shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorney's fees and interest on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are awarded by the arbitration panel.

9. MISCELLANEOUS.

   (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

   (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

   (c) ENTIRE AGREEMENT AND INCORPORATION BY REFERENCE. This Agreement (including the Exhibits, Schedule and Appendix referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof. The Exhibits, Schedule and Appendix identified in this Agreement are incorporated herein by reference and made a part hereof.

   (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Seller may assign any or all of its rights, interests, or obligations hereunder to an Affiliate of Seller (in any and all of which cases the Seller nonetheless shall remain responsible for all of its obligations hereunder). Neither the Buyer nor Drilex may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to lenders in connection with loans secured by receivables and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any and all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

   (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO THE SELLER:                   COPY TO:

         MascoTech, Inc.                     MascoTech, Inc.
         21001 Van Born Road                 21001 Van Born Road
         Taylor, Michigan 48180              Taylor, Michigan 48180
         Attn: President                     Attn: General Counsel

                                             AND A COPY TO:

                                             Mary Ellen Pisanelli, Esq.
                                             Shumaker, Loop & Kendrick
                                             1000 Jackson
                                             Toledo, Ohio, 43624

         IF TO THE BUYER:

         Drilex Holdings Corp.
         600 Travis, Suite 6600
         Houston, Texas 77002
         Attn: Laurence E. Simmons

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

   (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequently default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   (k) EXPENSES. The Buyer and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller shall not allocate any such fees and expenses to Drilex or its Subsidiaries.

   (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall means including without limitation.

   (m) KNOWLEDGE. "Knowledge of Seller" as used in this Agreement means the actual knowledge of (i) the officers and directors of Drilex and its Subsidiaries, except John S. Kornis, and (ii) John Halso and Alan Hegedus, employees of Seller. Although certain of the individuals referenced herein assisted with the preparation of the Disclosure Schedule, none of such individuals were required to perform any independent investigation with respect to the representations or warranties of Seller contained in this Agreement, and Buyer understands and acknowledges that no such independent investigation was required of such individuals. The individuals referenced herein who are involved with Drilex on a daily basis did review such representations and warranties with counsel for Seller.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                                DRILEX HOLDINGS CORP.


                                                By: /s/ LAURENCE E. SIMMONS
                                                    ---------------------------
                                                Name: Laurence E. Simmons
                                                Title: President


                                                MASCOTECH, INC.


                                                By: /s/ TIMOTHY WALDEN
                                                    ---------------------------
                                                Title: Vice President

                                   EXHIBIT A

                                DRILEX GUARANTY

     To induce MASCOTECH Inc., a Delaware corporation ("Seller"), to enter into the Stock Purchase Agreement ("Agreement") dated March 31, 1994 (the "Effective Date") with Drilex Systems, Inc., a Texas Corporation ("Drilex"), Drilex agrees to the following:

     1. Guaranty. Drilex unconditionally guarantees to Seller the full and punctual performance by Drilex, of all the terms, covenants, and conditions to be performed or met by Drilex under the Supply Agreement and Patent License Agreement dated February 11, 1994 (the "Supply Agreement"), by and between Drilex and Halliburton company, a Delaware corporation ("Halliburton"), which Supply Agreement is attached hereto as Exhibit A, for which Seller may become obligated by reason of the letter of Timothy Wadhams, Vice President of Seller, to Halliburton dated February 11, 1994, in which Seller guaranteed to Halliburton certain payments by Drilex under the Supply Agreement (the "Letter of Guaranty"), which Letter of Guaranty is attached hereto as Exhibit B. Drilex shall further indemnify, hold harmless and defend seller from and against any and all damages and costs, including reasonably attorneys' and paralegals' fees and expenses, incurred by Seller in connection with a claim made by Halliburton under the Letter of Guaranty. Seller may enforce this guaranty against Drilex without first enforcing its rights or remedies against Drilex, any other guarantor, any other person, or any security held by Seller.

     2. No Effect. The liability of Drilex under this guaranty shall in no way be affected by: (a) the release of discharge of Drilex in any creditor's, receivership, bankruptcy, other insolvency proceedings, or other proceedings;
(b) impairment, limitation or modification of the liability of Drilex or the estate of Drilex in bankruptcy or of any remedy for the enforcement of Drilex's liability under the Supply Agreement, resulting from the operation of any present or future provisions of the federal Bankruptcy Code or other statutes or from the decision of any court; (c) the rejection or disaffirmance of the Supply Agreement in any such proceedings; (d) the assignment or transfer of the Supply Agreement by Drilex; (e) any disability or other defense of Drilex; (f) the cessation from any cause whatsoever of the liability of Drilex under the Supply Agreement; or (g) any reorganization, merger, consolidation, combination, or sale of substantially all the assets of Drilex.

     3. Waiver of Surety's Defenses. DRILEX WAIVES ALL SURETYSHIP AND OTHER SIMILAR DEFENSES.

     4. Continuing Obligation. This guaranty shall apply to the Supply Agreement and the Letter of Guaranty, any extension, renewal, assignment, amendment or modification thereof and to any holdover term following the initial term thereof or any extension or renewal term, all without notice to Drilex, for so long as Seller's obligations under the Letter of Guaranty have not terminated. Drilex's liability under this guaranty shall not be reduced or cancelled by any such action and shall be deemed modified in accordance with the terms of such action, whether or not Drilex has notice of such action.

     5. Successors. This guaranty shall be binding upon not only Drilex but also Drilex's successors and assigns and shall inure to the benefit of Seller and its successors and assigns.

     6.Termination and Revocation. This guaranty shall terminate on the later of
(a) the date on which all of the obligations of Seller have terminated under the Letter of Guaranty and (b) the date on which all amounts incurred by Drilex hereunder have been paid by Drilex.

     7. Governing Law. This guaranty shall be construed and interpreted in accordance with the laws of the State of Delaware.

     8. Enforceability. If any part of this guaranty or the application thereof shall be adjusted invalid or unenforceable to any extent, this guaranty shall be deemed amended by the minimum amount necessary to permit it to be enforceable. Each provision of this guaranty shall be valid and enforceable to the fullest extent permitted by law.

     9. Amendment. This guaranty may not be amended except in a writing signed by Drilex and Seller. All references to this guaranty, whether in this guaranty or any other document or instrument, shall be deemed to incorporate all amendments, modifications, renewals and extensions of this guaranty and all substitutions therefor made after the date hereof.

     IN WITNESS WHEREOF, this guaranty has been executed as of the Effective
Date.

                                   DRILEX SYSTEMS, INC.



                                   By: /s/ JOHN FORREST
                                      -----------------------
                                      John Forrest, President

                                   Exhibit A

                 SUPPLY AGREEMENT AND PATENT LICENSE AGREEMENT

        THIS AGREEMENT is made this 11th day of February, 1994, (hereinafter the "Execution Date") by and between DRILEX SYSTEMS, INC., a Texas corporation, having a place of business at 15151 Sommermeyer, Houston, TX 77041 (hereinafter "Drilex"), and Halliburton Company, a Delaware corporation, having a place of business at 5151 San Felipe, Houston, TX 77056 (hereinafter "Halliburton").


                                  WITNESSETH:

        WHEREAS, Drilex manufactures, sells and leases positive displacement downhole drilling motors of varying sizes, and parts therefor, (hereinafter "Products") for use in performance and horizontal drilling or workover (hereinafter "Services"); and

        WHEREAS, Halliburton desires to purchase and lease Products from Drilex to perform such Services and Drilex is willing to sell and lease Products to Halliburton on the terms and conditions set forth in this Agreement; and

        WHEREAS, Halliburton is the owner of United States Reissue Patent
No. 33,751 (hereinafter the "'751 Patent") which covers certain of the Products and Services; and Drilex desires to obtain from Halliburton a fully paid-up non-exclusive license under the '751 Patent to practice the inventions disclosed and claimed therein for the life of said patent in partial consideration for the settlement of an infringement suit against Drilex over the '751 Patent as more particularly set out in Settlement Agreement between the parties of even date herewith.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Drilex and Halliburton agree as follows:

I. SUPPLY AGREEMENT

        1.01 Sale and Delivery and Lease of Products

                A. Subject to the terms and conditions set forth in this Agreement, Drilex agrees to sell and/or lease to Halliburton, and Halliburton agrees to purchase and/or lease from Drilex, Products manufactured or supplied by Drilex under, respectively, Drilex's standard Terms and Conditions of Sale and Drilex's standard Terms and Conditions of Sale and Drilex's standard Terms and Conditions (Rental), both attached as Exhibit 1. The attached terms and conditions shall be construed, to the extent possible, as consistent with the terms and conditions set forth in this Agreement and as cumulative; provided, however, that if such construction is unreasonable the terms and conditions set forth herein shall control. Other than quantity terms or descriptions of

Products, terms and conditions contained on Halliburton's purchase orders shall be of no force or effect.
        B. For planning purposes but not as a requirement to purchase, Halliburton presently estimates the dollar amount of its requirements for Products for each Contract Year of this Agreement will be as set forth on
Exhibit 2, attached hereto. A "Contract Year" shall commence on January 1st and end on December 31st with the first Contract Year commencing on the Execution Date of this Agreement and ending on December 31, 1994. Each month Halliburton shall provide Drilex with a rolling three-month forecast of Halliburton's requirements for motors, spare parts, or other Products and place firm orders for Products for the first month of such rolling three-month forecasts by the issuance of purchase orders to Drilex. The Product volume for the second and third months of such rolling three-month forecasts shall be for planning purposes only. Drilex shall fill such purchase orders on a schedule consistent with its current delivery practices to Drilex operational bases. Drilex shall also endeavor to supply Products over and above the forecasted volume on an emergency basis from its manufacturing plant(s) or operational basis.
        1.02 Base Price
                A. The base prices for certain of the Products to be purchased in Contract Year 1994 are set forth on Exhibit 3, attached hereto. Exhibit 3 lists slim hole motor prices for reference, but this Agreement includes all Products offered commercially by Drilex. Base prices for additional Drilex Products will be established on the same basis (that is, "most favored customer" prices with the same credits to Halliburton under Paragraph 1.05) as those Products specifically referred to in Exhibit 3. Halliburton and Drilex shall meet annually, not later than January 31 of each Contract Year beginning in 1995, to review the base prices and lease prices then being charged by Drilex and to negotiate in good faith the base prices and lease prices to be charged by Drilex in that Contract Year. If the parties cannot agree on the base prices and lease prices, the issue shall be subject to arbitration under paragraph 3.09. The base prices established under this Agreement shall be equivalent to Drilex's "most favored customer" prices. Annual price adjustments should be limited to and reflect changes (either higher or lower) in Drilex's manufacturing costs. The base prices and lease prices for the previous Contract Year shall be used until mutual agreement by the parties to revise the same; provided, however, price changes implemented for a new Contract Year shall be retroactively applied to January 1 of such year. The "Net Price" for any Product, defined in this Agreement to mean the Product base price minus the credit Halliburton is entitled to pursuant to Paragraph 1.05 of this Agreement, shall not be less than Drilex's Fully Burdened Manufactured Cost (as hereinafter defined) for that Product under any circumstance. Drilex confirms and acknowledges that for the 1994 Contract Year, for each of the Products set out on Exhibit C its Net Price is greater than its Fully Burdened Manufactured Cost.

        B. The "most favored customer" rental/lease prices set out in Exhibit 3 are for reference purposes only; in practice such prices are understood to vary over time and from one geographic region to another. Halliburton shall be invoiced at the "most favored customer" lease rates in effect at the time of the rental in the particular geographic region, and shall be given the 15% credit set out in Paragraph 1.05 of this Agreement at the time of the invoice. The "most favored customer" rental/lease prices and the 15% credits based thereon shall apply to all Products available for rental or lease from Drilex.
        1.03 Fully Burdened Manufactured Cost
        "Fully Burdened Manufactured Cost" means Drilex's cost of materials, labor and fully burdened overhead. "Materials" includes direct material cost and inbound freight on raw materials. "Labor" means through-put labor. Overhead is allocated on the basis of labor and material. "Fully burdened overhead" means variable and fixed overhead (including labor and materials elements). Variable overhead includes maintenance, tool room, inspection, shipping and receiving, and indirect labor; overtime premium, vacation and holiday, bonus, payroll taxes, workman's compensation insurance, group insurance, pension and profit sharing and other fringe benefits, company vehicle expense, cartons and containers, shop supplies, repair and maintenance M & E, oil and lubrication, energy cost, other shop expenses, plating acids and solutions, shop service credit, personnel recruiting, temporary help and miscellaneous manufacturing expenses. Fixed overhead includes plant supervision, production control, engineering, and purchasing salaries, overtime pay, bonus, payroll taxes, workman's compensation insurance, group insurance, pension and profit sharing, other fringe benefits, travel and entertainment, communication, heat, light and water, plant protection, repair and maintenance, building, real property taxes, personal property taxes, general insurance, development expenses, rent expenses, depreciation building and grounds, depreciation M and E, depreciation tooling, depreciation leasehold improvements, depreciation company vehicles, and patent amortization. Also included are manufacturing administrative expenses, education expenses, courier, employee moving and other related miscellaneous personnel expenses. The costs included in the Fully Burdened Manufactured Cost should be limited to costs incurred in connection with manufacturing activities in accordance with regularly accepted accounting principles in the United States. The fully burdened manufactured cost is updated by Drilex on a regular basis. If Drilex asserts to Halliburton that any price on Exhibit 3, or in negotiations to revise
Exhibit 3 pursuant to paragraph 1.02 above, is below Drilex's Fully Burdened Manufactured Cost, Halliburton may, at its expense, have an independent Certified Public Accountant review Drilex's Fully Burdened Manufactured Cost under confidential restrictions, which accountant shall report to Halliburton only the accuracy of Drilex's calculation and no other information.

        1.04 Minimum Purchases By Halliburton

        The total amount of all orders for purchases and leases of Products (based on cumulative base prices and lease prices, disregarding credits applied at the time of the invoice under paragraph 1.05) by Halliburton during the term of the Supply Agreement of this Article I shall be not less than six million dollars ($6,000,000.00), with the proviso that the dollar amounts realized by Drilex from leases shall not exceed twenty-five percent (25%) of such six million dollars, and with the further proviso that Drilex shall commit to design and build new 3-1/2" motors to Halliburton specifications. The amount of Product orders constituting purchases or leases by Halliburton during the term of this Supply Agreement in excess of six million dollars is at the discretion of Halliburton.

        1.05 Credits to Halliburton for Products

                A. Credit for Purchased Products. Drilex will invoice Halliburton for all purchases of Products at the base prices set forth on
Exhibit 3, as amended from time to time during this Agreement pursuant to Paragraph 1.02, less the applicable credits as setout below, which credits shall be applied against such purchases of Products strictly at the time of invoicing. The credits to which Halliburton shall be entitled under this Agreement in connection with purchases of Products are in consideration of past damages for infringement of the '751 Patent and of the Patent License set out in Article II below, and shall be earned at the time orders for Products are placed, and issued or applied at the time of invoicing for such purchases. The credits to which Halliburton shall be entitled for Product purchase orders placed during the term of this Agreement are as follows:

                    Contract Year               Credit Due
                    -------------               ----------
                    During Year 1994            25% of base price
                    During Year 1995            25% of base price
                    During Year 1996            20% of base price
                    During Year 1997            15% of base price

        B. Credit for Leased Products. Drilex will invoice Halliburton for all leases of Products at the "most favored customer" local lease prices in effect at the time of the lease, less the applicable credits as set out below, which credits shall be applied against such leases of Products strictly at the time of invoicing. The credits to which Halliburton shall be entitled under this Agreement in connection with leases of Products are in consideration of past damages for infringement of the '751 Patent and of the Patent License set out in
Article II below, and shall be earned at the time of invoicing for such leases. The credits to which Halliburton shall be entitled for Product lease orders placed during the term of this Agreement are as follows:

                    Contract Year               Credit Due
                    -------------               ----------
                    During Year 1994            15% of base price
                    During Year 1995            15% of base price
                    During Year 1996            15% of base price
                    During Year 1997            15% of base price

        C. Maximum Dollar Amount of Credit. The total cumulative credit provided Halliburton under this paragraph 1.05 during the effective term of this Agreement shall not exceed four million U.S. dollars ($4,000,000.00).

        1.06 Term and Expiration of Supply Agreement

                A. The Supply Agreement of this Article I shall be effective as of the Effective Date and, unless otherwise terminated as provided herein, shall continue in full force and effect through and including December 31, 1997. No delivery of Products after December 31, 1997 shall be required of Drilex without its written consent, except for firm orders previously placed by Halliburton and accepted by Drilex. Notwithstanding the foregoing, the parties agree to negotiate in good faith to continue operating within a form of this Supply Agreement, beyond its natural expiration.

                B. Upon natural expiration of this Supply Agreement, Drilex shall pay to Halliburton any credits then due Halliburton not previously applied against purchases or leases of Products by Halliburton.

        1.07 Termination of Supply Agreement

                A. The Supply Agreement of this Article I shall terminate if the aggregate credit provided to Halliburton under paragraph 1.05 of this Supply Agreement reaches four million dollars (U.S. $4,000,000.00) prior to natural expiration of this Agreement. Both parties agree to negotiate in good faith the terms and conditions of their relationship for the period beginning after termination of this Agreement in accordance with this paragraph.

                B. Halliburton may terminate the Supply Agreement of this
Article I should Drilex:
        (1) be unable to meet mutually agreed quality standards, fail to meet delivery commitments or otherwise fail to perform any material obligation under this Supply Agreement (and such failure is unexcused) and then be unable to cure such deficiency in performance within sixty (60) days of receipt of written notice of deficiency from Halliburton, or
        (2) be sold, merged, reorganized, or liquidated, whether by sale of assets, stock or some combination and whether in or outside of a formal bankruptcy proceeding, and the successor or its controlling owners do not assume this Supply Agreement, or if not assumed, be unwilling to confirm within thirty
(30) days of Halliburton's written request to do so, its agreement to continue the purchase and lease relationship established between Drilex and Halliburton by this Supply Agreement.

        1.08 Post Termination Rights of Halliburton

        Should Halliburton terminate this Supply Agreement for either of the reasons set forth in paragraph 1.07 B. above:
                A. Drilex will pay Halliburton an amount equal to the difference between Two Million Dollars ($2,000,000.00) and the cumulative credits actually received by Halliburton under paragraph 1.05 of this Supply Agreement.
                B. Additionally, Drilex will license Halliburton, at no cost to Halliburton, to maintain and rebuild motors purchased from

Drilex by Halliburton under this Supply Agreement. Under this license Drilex will provide Halliburton with manufacturing drawings, specifications, bills of material, equipment and tooling lists, methods, vendors and other information reasonably necessary for Halliburton to maintain and rebuild the motors, much of which material is highly confidential. Drilex shall provide Halliburton with such design and manufacturing documentation which is current and up-to-date at the time of termination, and has no obligation to provide Halliburton with updates or support. All such materials shall be provided to Halliburton on a strictly confidential basis, and no use of such materials shall be made by Halliburton except for the maintenance and rebuilding of motors purchased from Drilex. Halliburton cannot increase the number of motors in its possession purchased from Drilex or made using Drilex's confidential material and shall not use such materials for the purpose of building additional motors. On or before December 31, 2002, Halliburton shall return all confidential materials provided to it by Drilex and Halliburton shall cease the use thereof in all respects.
                C. The provisions of this paragraph 1.08 shall be Halliburton's sole remedy upon termination of this Supply Agreement for any reason.

        1.09 Taxes, Excises and Other Charges

        Unless otherwise provided by law, in addition to the price, Halliburton shall pay to Drilex any and all taxes, excises or other charges (other than taxes measured by Drilex's income) which Drilex may be required to pay to or collect for any government, whether local, state or federal, and which are based upon or measured by the production, sale, transportation, delivery or use of Products sold and delivered hereunder.

        1.10 Change of Specifications

        Halliburton shall have the right to request modification of Products to specifications of Halliburton. Drilex shall review Halliburton's request and notify Halliburton of its decision regarding such modification, including any adjustment in base price or warranty regarding the same, within thirty (30) days of receipt. Drilex shall keep in strict confidence any information or materials comprised in Halliburton's change requests which is/are designated by Halliburton orally or in writing (and if orally, reduced to writing with thirty
(30) days) as constituting confidential information, and shall use such confidential information or materials solely in Products to be purchased or leased by Halliburton under this Agreement. In addition, Drilex shall notify Halliburton of any new or improved Products offered by Drilex and shall make them available to Halliburton for purchase or rental on the same terms as the other Products referred to herein, that is, "most favored customer" prices net of the respective credits in effect at the time.

        1.11 Training and Notices

        Halliburton personnel shall be provided the training that Drilex provides its customers in maintenance and use of Products at Drilex's facilities in Houston, TX. Drilex will provide such training in Houston for a maximum of ten (10) Halliburton personnel once per calendar quarter during the first Contract Year of this Agreement. After this initial period, Drilex will train Halliburton employees in a number consistent with Halliburton's purchases and the training provided to other customers of Drilex. Drilex agrees to provide Halliburton with fifteen (15) sets of the complete repair and maintenance manuals and operational procedures for the Products provided its other customers and users and in addition, Drilex will copy Halliburton on any revisions to such controlled documents. All other materials, information and notices Drilex provides its customers and users will be provided to Halliburton on the same terms and conditions. Halliburton will be responsible for all traveling and living expenses of its personnel.

        1.12 Products for Use by Halliburton

        The motors and other materials sold to Halliburton by Drilex shall be for use by Halliburton and shall not be sold to third parties, except that Halliburton may transfer title to an affiliate. However, Drilex agrees to negotiate in good faith with Halliburton to sell products through Halliburton as part of broader purchase agreements, joint ventures, technology transfers, and the like, that could be of mutual benefit to the parties.

        1.13 No Effect of Later Finding Adverse to Patent

        This Supply Agreement is not subject to termination, renegotiation, reopening, amendment, alteration, modification, or the like as a result of any finding, ruling, judgment, holding, or decree rendered after the Effective Date hereof in any other lawsuit or proceeding between Halliburton and any third party that the '751 Patent is invalid or unenforceable. Moreover, under no circumstances shall any credits issued to Halliburton pursuant to this Agreement be refundable to Drilex as a result of any such adverse finding, ruling, judgment, holding, or decree concerning the '751 Patent.

II. PATENT LICENSE

        2.01 Grant of Patent License to Drilex

        Halliburton hereby grants to Drilex and its affiliates the fully paid-up, non-exclusive, irrevocable, worldwide right to make, have made, use, sell and lease, without the right to sublicense others, methods and apparatus covered by the claims of the '751 Patent and any reissue thereof, and any corresponding patents in countries foreign to the United States of America. An "affiliate" of a party to this Agreement shall mean any third party in which such party to this Agreement has an equity interest amounting to forty percent (40%) or more of the equity thereof and over which the party to this Agreement has effective control.

        2.02 Term of Patent License

        The license granted by paragraph 2.01 shall be for the full term of the patents licensed and any reissues or extensions thereof. The Patent License granted under this Article II shall survive expiration or termination for any reason of the Supply Agreement of Article I above.

     2.03 Patent Marking

     Drilex agrees to comply with all applicable patent marking statutes, regulations, or other requirements with respect to products made, sold, or leased by Drilex under this Patent License. Drilex agrees to submit to Halliburton for its prior approval, which shall not unreasonably be withheld, the text of any proposed notice or legend indicating that any of the Products are being made or offered for sale or rental by Drilex pursuant to a license from Halliburton under its '751 Patent.

     2.04 No Liability on Halliburton as Patent Owner

     Halliburton assumes no liability for the operations of Drilex under this license and makes no warranty as to fitness of design or suitability of design for any use of the patented technology licensed hereunder by Drilex, its customers, or other persons.

     2.05 No Trademark License

     Nothing within this Agreement shall be construed as granting to either party a license to use any trademarks, service marks, or trade names owned or controlled by the other party.

III. GENERAL PROVISIONS

     3.01 Applicable Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts executed in and performed wholly within the State of Texas.

  3.02 Non-Waiver

  A waiver by either party of any breach or failure to enforce any term or condition of this Agreement shall not in any way affect, limit or waive such party's right at any time to enforce strict compliance with that or any other term or condition of this Agreement.

  3.03 Entire Agreement

  This Agreement, along with a Consent Judgment, Settlement Agreement and Guarantee Letter of even date herewith, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings, negotiations, and dealings between the paries hereto with respect to this subject matter. No agreement or understanding, oral or written, in any way purporting to modify the terms hereof shall be binding on either party hereto unless contained in a written document expressly described as an amendment to or extension of this Agreement and duly executed by both parties.

  3.04 Successors and Assigns

  This Agreement shall be binding upon and shall inure to the benefit of both paries and their respective successors and assigns, including but not limited to, assignees and/or any successor in interest to the '751 patent. Neither party shall assign this Agreement without the written consent of the other except to the successors of a party's entire business or of substantially all of a party's assets to which this Supply Agreement and Patent License Agreement relates.

  3.05 Notices

  Any notice, request, demand or other communication given under this Agreement, or the Supply Agreement and Patent License granted herein, shall be in writing and shall be deemed sufficiently given:
    A. Upon the date received by the intended recipient if delivered by hand or fax, or
    B. If the sender so elects, upon the date deposited in the United States mails, certified with return receipt requested, postage prepaid, or sent at the sender's expense by express courier service addressed to the intended recipient as follows:

        To Drilex:                      Drilex Systems, Inc.
                                        15151 Sommermeyer
                                        Houston, Tx 77041
                                        Fax No. 713-849-2561
                                        ATTN:  President

        with copy:                      MascoTech, Inc.
                                        21001 Van Born Road
                                        Taylor, MI 48180
                                        Fax No. 313-374-6430
                                        ATTN:  General Counsel

        To Halliburton:                 Halliburton Company
                                        5151 San Felipe
                                        Houston, TX 77056
                                        Fax No. 713-624-3200/3221
                                        ATTN:  President

        Or to other address or addresses as either party may hereinafter designate in writing.


  3.06 Captions

  The Article and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  3.07 Severability

  If any provision in this Agreement is determined, by any court having jurisdiction over the parties, to be unenforceable, the provision shall be amended to become enforceable or, at the election of the parties, severed from this Agreement, and this Agreement shall otherwise remain in full force and effect for the remaining term.

  3.08 Confidentiality of Terms

  Both parties agree to maintain the substantive terms of this Agreement, including financial details, and the negotiations which preceded it on a confidential basis (subject to any applicable requirements by law) along with any other proprietary confidential information provided by one party to the other.

  3.09 Arbitration

  All disputes or controversies arising between the parties to the Agreement shall be settled by arbitration conducted in the English language under the Rules of Arbitration of the American Arbitration Association (AAA) in Houston, Harris County, Texas or at a neutral location agreed to by the parties. The arbitration shall be conducted by a single arbitrator who shall state in writing that he is independent and capable of serving as an impartial neutral upon acceptance of employment as an arbitrator, that he agrees to conform to the AAA canons of ethics for neutral arbitrations and to the Rules of the AAA, and that he has time available to conduct the arbitration expeditiously and that no other project will be given a higher priority than that given to the timely administration and arbitration of the dispute or controversy under this Agreement. The arbitrator shall be selected from a list of 15 arbitrators supplied by the AAA. Each party will rank the arbitrators in order of selection from one (first choice) to fifteen (last choice) and the one having the highest composite ranking (lowest combined number rating) will be selected. If there is a tie in the corporate rating, selection between such individuals will be by coin toss. If such person cannot serve, the one having the next highest composite ranking, and so forth, will be selected. If the dispute or controversy involves patent related issues, the AAA Patent Rules shall govern. As to other legal matters the AAA Commercial Rules and the law of the State of Texas shall govern. There shall be no ex parte communications about the arbitration between any party and the arbitrator. The arbitrator shall have jurisdiction to construe the contract to arbitrate and determine the scope of its jurisdiction. The arbitrator shall submit its determination in writing and such determination shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction. The cost of the arbitration proceedings shall be allocated between the parties by the arbitrator in whatever proportion it deems just under the circumstances. The parties further agree that arbitration proceedings must be instituted within one year after the dispute or claimed controversy arose, and that the failure to institute arbitration proceedings within such period shall constitute an institute bar to the institution of any proceedings and a waiver of all claims regarding such dispute or controversy.

  3.10 Limited Restrictions on Disclosure or Use of Information

  The restrictions set forth in this Agreement concerning disclosure and/or use of confidential information provided by one party to the other shall not apply to any information which: at the time of disclosure is, or after disclosure becomes, generally available to the public through no fault of the receiving party; was already in the possession of the receiving party at the time of disclosure, as adequately documented by that party, and was not previously received directly or indirectly from the other party; or after disclosure by a party, is received from a third party having no direct or indirect obligation of confidentiality to the disclosing party with respect to such information.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DILEX SYSTEMS, INC.                       HALLIBURTON COMPANY

By /s/ JOHN FORREST                          By /s/ KEN R. LESUER
   -------------------------                    ---------------------------
                                                  Ken R. LeSuer
Title PRESIDENT                           Title   President and Chief Operating
                                                  Officer
                                                  Halliburton Energy Services
                                                  Division

                                   EXHIBIT B

                                   MascoTech

                                                               February 11, 1994

Halliburton Company
5151 San Felipe
Houston, TX 77046

    Re: Supply Agreement and Patent License Agreement between Drilex Systems, Inc. and Halliburton
        Company, dated February 11, 1994

Dear Sirs:

     If Halliburton Company reasonably terminates the above-referenced agreement pursuant to the terms of paragraph 1.07B. thereof, MascoTech, Inc. hereby guarantees payment by Drilex Systems, Inc. of the amount owed Halliburton Company pursuant to paragraph 1.08A. of such agreement, providing (a) MascoTech, Inc. promptly is advised of any deficiencies noticed to Drilex Systems, Inc. under paragraph 1.07B.(1) and of any request made to a successor owner of Drilex Systems, Inc. under paragraph 1.07B.(2), and (b) MascoTech, Inc. is provided a reasonable opportunity to correct the deficiency or obtain the consent required. Nothing in this letter agreement shall be interpreted to preclude either Drilex Systems, Inc. or MascoTech, Inc. from contesting the reasonableness of the termination by Halliburton Company.

     Any dispute or disagreement arising out of, or relating to, this letter agreement or any modification or extension thereof, including any claim for damages or rescission, or both, shall be submitted to arbitration and finally settled under the rules of the American Arbitration Agreement ("AAA") pursuant to paragraph 3.09 of the referenced agreement between Halliburton and Drilex.

                             Very truly yours,

                             /s/ TIMOTHY WADHAMS
                            --------------------------
                             Timothy Wadhams
                             Vice President

                                    EXHIBIT B

                                PROMISSORY NOTE
U.S. $6,500,000                                               MARCH 31,1994
                                                              HOUSTON, TEXAS

          DRILEX SYSTEMS, INC., a Texas corporation ("Drilex"), shall pay to the order of MASCOTECH, INC., a Delaware corporation ("MascoTech"), Six Million Five Hundred Thousand Dollars (U.S. S6,500,000.00), or as such amount may be adjusted as agreed upon by the Parties pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated March 31, 1994, by and between DRILEX HOLDINGS CORP., a Delaware corporation, and MASCOTECH, plus interest from the date of this Note until it has been paid in full. All amounts owed hereunder, as adjusted, are referred to herein as the "Obligations." All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Stock Purchase Agreement.

          1. INTEREST RATE. Interest on this Note shall be paid at the rate of seven percent (7%) per annum ("Note Rate") unless an Event of Default occurs, in which case the interest rate shall increase to the lesser of (a) the Note Rate plus 4% per annum and (b) the maximum rate permitted by applicable law ("Default Rate").

          2. INTEREST PAYMENTS. Installments of interest shall be paid in arrears on the last Business Day (as defined below) of each fiscal quarter, or any portion thereof as the case may be, beginning on June 30, 1994, and on the last Business Day of each fiscal quarter thereafter until the outstanding principal owed under this Note is paid.

          3. BUSINESS DAY. for purposes of this Note, "Business Day" shall mean any day which is not a Saturday or Sunday or a public holiday under the laws of the United States of America or the State of Texas.

          4. PRINCIPAL PAYMENTS. Principal shall be paid in the minimum amount of Five Hundred Thousand Dollars ($500,000) for each twelve month period from April 1 to March 31 ("Fiscal Year"), payable quarterly in arrears on the last Business Day of each fiscal quarter in the amount of One Hundred Twenty-Five Thousand Dollars (S125,000) beginning on June 30, 1994. If the Operating Cash Flow (as defined below) of Drilex's business:

               (a) exceeds Two Million Dollars ($2,000,000), but is less than Three Million Dollars ($3,000,000) for any Fiscal year, then the next quarterly installment of principal due on June 30 shall be increased by Two Hundred Fifty Thousand Dollars ($250,000); or

               (b) exceeds Three Million Dollars ($3,000,000), but is less than Four Million Dollars ($4,000,000) for any Fiscal Year, then the next quarterly installment of principal due on June 30 shall be increased by Five Hundred Thousand Dollars ($500,000); or

                 (c) exceeds Four Million Dollars ($4,000,000) for any Fiscal Year, then the next quarterly installment of principal due on June 30 shall be increased by Seven Hundred Fifty Thousand Dollars (S750,000).

            5. OPERATING CASH FLOW. For purposes of this Note, Operating Cash Flow for any period shall mean with respect to Drilex, the consolidated earnings before Interest, Income Taxes and Depreciation (each as defined below) of Drilex and its Subsidiaries determined in accordance with GAAP (as defined in the Stock Purchase Agreement) and the following:

            (a) rental tools/motors and related parts (collectively, "inventory") shall be accounted for in accordance with the past practices of Drilex, as defined in Section 4(o) of the Disclosure Schedule to the Stock Purchase Agreement;

            (b) "Depreciation" shall include

                 (i) depreciation, write-downs, impairments and write-offs of fixed assets (personal property and real property, in each case whether owned or recognized as capitalized leases), and

                 (ii) amortization, write-downs, impairments and write~offs of the cost of intangible assets (including amounts in respect of capitalized leases, goodwill, capitalized or deferred costs relating to financings, organization of the business, non~compete agreements, patents, trademarks and other similar intangibles);

       provided, however, that prepaid insurance or other prepaid services, for purposes of determining Operating Cash Flow, shall not be considered to be intangible assets (and charges with respect thereto shall therefore be considered to be properly deductible costs or expenses, not elements of Depreciation); and provided further, however, that in determining Depreciation, there shall be excluded therefrom all amounts in respect of charges relating to inventory as defined above.

            (c) "Interest" shall mean (i) interest charges and expenses (but there shall be excluded therefrom any amounts in respect of amortization of deferred financing costs), net of capitalized interest, and (ii) interest income and credits; and

            (d) "Income Taxes" shall mean any federal, state, local or foreign income tax, including any interest (without duplication), penalty, or addition thereto, whether in dispute or not.

            (e) Operating Cash Flow shall be determined using carryover basis using GAAP and, accordingly, for purposes of determining earnings, Depreciation, Interest, and Income Taxes, there shall be excluded therefrom, without duplication, (1)
  any direct or indirect effects of purchase accounting by Drilex Holdings Corp (including any "push down" thereof to Drilex or its Subsidiaries) and the related financing transactions contemplated by the Stock Purchase Agreement,
  (2) in the event of changes in generally accepted accounting principles in the United States or changes by Drilex in its accounting principles or application thereof subsequent to the Closing Date under the Stock Purchase Agreement, any direct and indirect effects of such changes, and (3) management fees or retainer fees or charges, unless such fees or charges represent direct pass through of costs or expenses paid to unaffiliated third parties.

            6. PREPAYMENT. All or any part of this Note may be prepaid at any time without penalty. All regularly scheduled payments shall continue to be made without interruption regardless of any partial prepayments.

            7. MATURITY. This Note shall mature and all Obligations hereunder shall be paid in full no later than March 31, 2007.

            8. METHOD AND PLACE OF PAYMENT. All payments on this Note shall be paid in same day funds to MascoTech, Inc., 21001 Van Born Road, Taylor, Michigan 48180, or at such other place as the holder hereof may designate.

            9. SECURITY. This Note is secured by that certain Security Agreement to even date herewith by Drilex in favor of MascoTech against property described on Exhibit A, and by a mortgage of even date herewith granted to MascoTech by Drilex pursuant to a Mortgage, Assignment, Security Agreement and Financing Statement (the "Mortgage"). As further security, Drilex Systems Limited ("DSL"), an indirect subsidiary of Drilex, has guaranteed $1,000,000 of the indebtedness under this Note pursuant to a Guarantee by DSL in favor of MascoTech and Ranking Agreement among DSL, Texas Commerce Bank, National Association, and MascoTech, the obligations under which are secured by a Bond and Floating Charge by DSL in favor of MascoTech (collectively, the "Scottish Documents").

            10. EVENTS OF DEFAULT UNDER NOTE. The occurrence of any of the following shall be events of default ("Events of Default"):

                 (a) Failure to make any payment of the Obligations within 7 days after the due date thereof; or

                 (b) Any default by Drilex under an agreement for borrowed money, the indebtedness under which exceeds $500,000, that permits the lender to accelerate the payment of principal and interest thereunder and the acceleration by such lender of the principal and interest thereunder; or

                 (c) Failure to perform any terms or conditions of, or a breach of any representations, warranties, covenants or agreements contained in this Note (excluding the failure described in Section 10(a) hereof), the Security Agreement and such failure is not cured within 15 days after notice thereof to Drilex by MascoTech; or

                (d) (i) Drilex applies for or consents to the appointment of a receiver, trustee or liquidator of itself or of a significant portion to its or any of its Subsidiaries (as defined in the Stock Purchase Agreement); (ii) Drilex is unable, or admits in writing its inability, to pay its debts as they mature; (iii) Drilex makes a general assignment for the benefit of creditors; (iv) Drilex is adjudicated a bankrupt or insolvent; or (v) Drilex files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or any arrangement with creditors or to take advantage of any insolvency law, or any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings; or

                 (e) A proceeding shall be instituted without the application, approval or consent of Drilex seeking, in respect of Drilex, adjudication in bankruptcy, dissolution, winding up, reorganization, a composition or arrangement with creditors, a readjustment of debts, the appointment of a receiver, trustee, liquidator or the like to Drilex or of a significant portion of its assets or the assets of any of its Subsidiaries and the same shall continue undismissed or unstayed and in effect for any period of thirty (30) consecutive days; or

                (f) Judgment for the payment of money in excess of S250,000 shall be rendered against Drilex and Drilex shall not discharge the same or provide for its discharge, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof, and within said period of thirty (30) days or such longer period during which execution of such judgment shall have been stayed, move to vacate said judgment or appeal therefrom and cause the execution thereof to be stayed pending determination of such motion or during such appeal; or

                (9) (i) The winding up, liquidation or dissolution of the business or affairs of Drilex and its Subsidiaries taken as a whole; (ii) a merger, consolidation or other business combination involving Drilex and its Subsidiaries, unless Drilex is the survivor of such transaction, if such transaction is a merger, or, if Drilex is not the survivor, of if the transaction is not a merger, (A) the surviving, resulting or acquiring corporation in such transaction is a corporation organized under the laws of any State of the United States, (B) such corporation expressly assumes in writing the obligations under this Note pursuant to an instrument in form and substance reasonably satisfactory to the Seller, and (C) after such transaction, such corporation shall own all or substantially all of the assets of Drilex; or (iii) a sale, lease, transfer, conveyance or disposition (in one or a series of related transactions) of more than twenty-five percent (25%) of the assets of Drilex and its Subsidiaries taken as a whole, other than in the ordinary course of its business; or

                (h) any amount of Collateral (as defined in the Security Agreement) having a book value in excess of 20% of the aggregate book value of all the Collateral securing the Obligations shall become lost, stolen or destroyed and not covered by insurance such that MascoTech in good faith believes the Collateral is insufficient security for the Obligations, or any part of the Collateral is attached, levied or seized upon in any proceeding and such process is not discharged within thirty
      (30) consecutive days; or

                (i) Failure to pay all applicable taxes except for taxes for which adequate reserves have been established in accordance with generally accepted accounting principles applied on a consistent basis or the payment of which is being contested by Drilex in good faith and by appropriate proceedings and the non-payment of which would not have a material adverse effect and such failure is not cured or remedied within 10 business days after the occurrence thereof; or

                (j) Failure to maintain a consolidated net worth (calculated by excluding from net worth all amounts in respect of preferred stock) as of the most recent unaudited balance sheet of Drilex of at least $7,500,000; or

                (k) The payment by Drilex of dividends on common stock in excess of the consolidated net income of Drilex for any fiscal year; or

                (l) Drilex enters into any transaction with Drilex Partners, LP. or SCF Partners, LP. or any of their respective partners on terms less favorable than those which could have been obtained from a third party possessing equivalent capabilities and expertise; or

                (m) Drilex enters into any "prohibited transaction" under the Employee Retirement Income Security Act of 1974, as amended.

           11. REMEDIES AND ACCELERATION. Upon the occurrence, and in the case of 10(a), the continuance of any Event of Default, in addition to all other remedies under this Note, the Security Agreement, the Mortgage, the Scottish Documents, the Stock Purchase Agreement, or any exhibit attached thereto, and at law or in equity, at the option of MascoTech, the entire amount of the remaining unpaid balance of the Obligations shall become immediately due and payable (provided, however, that in the case of the occurrence of any event described in the foregoing clauses (d) and (e), the entire amount of the Obligations on this Note shall become due and payable forthwith without the requirement of any notice of any kind, which is hereby expressly waived). Drilex waives presentment for payment, protest and notice of nonpayment of this Note.

           12. APPLICATION OF PAYMENTS AND OFFSET. Unless MascoTech elects otherwise, all payments and other amounts received by MascoTech shall be credited as follows: (a) first, to any charges, costs, expenses and fees payable by Drilex under this

 Note, the Mortgage, the Security Agreement or the Scottish Documents; (b) second, to interest on the foregoing amounts at the Note Rate from the due date or date of payment by MascoTech, as the case may be; (c) third, to accrued but unpaid interest on this Note; (d) fourth, to the principal amount outstanding; and (e) fifth, to the balance, if any, to Drilex. Any amounts owed pursuant to the Stock Purchase Agreement may be offset from amounts owed hereunder as provided under the Stock Purchase Agreement.

           13. ATTORNEY'S FEES AND EXPENSES. In the case of an Event of
 Default, Drilex shall pay to MascoTech all costs and expenses incurred by MascoTech in enforcing or preserving MascoTech's rights under this Note or the Security Agreement, including but not limited to, (a) reasonable attorney's and paralegal's fees and disbursements; (b) the fees and expenses of any litigation, administrative, bankruptcy, insolvency, receivership and any other similar proceeding; (c) court costs; (d) the expenses of MascoTech, its employees, agents, attorneys and witnesses in preparing for litigation, administrative, bankruptcy, insolvency and other proceedings and for lodging, travel, and attendance at meetings, hearings, depositions, and trials; and (e) consulting and witness fees incurred by MascoTech in connection with any litigation or other proceeding.

           14. NO WAIVERS. Drilex shall not rely on any course of conduct or dealing between MascoTech and Drilex as a waiver or amendment of any provision of this Note or any right that MascoTech may otherwise have, including but not limited to, the following: (a) Drilex will not rely on MascoTech's acceptance of one or more late or partial payments as an indication that MascoTech will accept late or partial payments in the future; (b) MascoTech's exercise of any right or remedy that MascoTech may have will not be a waiver of MascoTech's other rights and remedies; (c) Drilex will not rely on MascoTech's failure to exercise any right or remedy as an indication that MascoTech will not do so in the future; or (d) MascoTech's exercise of any one or more rights or remedies shall not preclude MascoTech from exercising other rights or remedies.

           15. APPLICABLE LAW. This Note shall be deemed to be entered into in Texas and shall be governed by and construed in accordance with Texas law, excluding conflicts-of-law principles.

           16. SAVINGS CLAUSE. Notwithstanding and term or provision hereof to the contrary, nothing contained in this note shall require the payment or permit the collection of interest at a rate exceeding the maximum rate permitted by applicable law. If the amount of interest payable on any date would exceed the maximum amount permitted by applicable law, the amount of interest payable on such date shall be automatically reduced to such maximum amount. If the amount of interest payable with respect of any interest computation period is reduced pursuant to the preceding sentence, and the amount of interest payable in respect of any subsequent interest computation period, computed in accordance with the standard terms of this Note, would be less than the maximum amount permitted by applicable law, then the amount of interest payable in respect to such subsequent interest computation period shall be automatically increased to such maximum amount; provided, however, that at no time shall the aggregate amount by which interest has been increased pursuant to this sentence exceed the aggregate amount by which interest has theretofore been reduced pursuant to the preceding sentence.

           17. ASSIGNMENT. Drilex shall neither assign its rights nor delegate its obligations under this Note. MascoTech may assign this Note to any of its Affiliates effective upon 10 days' written notice by MascoTech to Drilex; provided that MascoTech shall make a notation on the Note of any principal and interest payments theretofore made on the Note.

           18. AMENDMENT. This Note may only be amended by a writing signed by MascoTech and Drilex. All references to this Note, whether in this Note or in any other document or instrument, shall be deemed to incorporate all amendments, modifications, extensions, and renewals of this Note and any substitutions therefore made after the date hereof.

           19. TIMELINESS. Drilex acknowledges that Drilex must perform its obligations under this Note promptly: time is of the essence.

           20. NOTICES. All notices, payments and communications under this Note shall be delivered personally, by nationally recognized overnight courier or by first class United States mail, postage prepaid, to Drilex or MascoTech, as the case may be, at the following addresses or to such other addresses as either party may designate in writing unless applicable law requires a different method of notice or service:

            Drilex:          Drilex Systems, Inc.
                             15151 Sommermeyer
                             Houston, Texas 77041
                             Attention: President
                             Phone: 713-937-8888

            With a Copy to:  DRLX Partners, LP.
                             c/o SCF Partners, LP.
                             600 Travis, Suite 6600
                             Attention: L E. Simmons
                             Phone: 713-227-7888

            MascoTech:       Masco Tech, Inc.
                             21001 Van Born Road
                             Taylor, Michigan 48180
                             Attention:  President
                             Phone:  313-274-7400

            With a Copy to:  MascoTech, Inc.
                             21001 Van Born Road
                             Taylor, Michigan 48180
                             Attention: General Counsel
                             Phone: 313-274-7400


 All notices shall be in writing and shall be deemed to be given upon actual receipt or two days after mailing, whichever occurs first.





                                     DRILEX SYSTEMS, INC.

                                     By:
                                        ---------------------
                                          Title:
                                                -------------
                                     Date:
                                         --------------------

                                   EXHIBIT C

                               AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                             DRILEX SYSTEMS, INC.

     DRILEX SYSTEMS, INC., a Texas corporation ("Drilex"), does hereby certify:

     1. That the Board of Directors of Drilex, by the unanimous written consent of its members dated as of March 30, 1994, resolved that the Articles of Incorporation of Drilex be amended as follows:

     RESOLVED, that the first paragraph of Article IV be amended to read as follows:

          The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock ("Drilex Common") of the par value of One Dollar ($1.00) each, and 500 shares of preferred stock ("Drilex Preferred"). Drilex Preferred is described more fully in Article V below. The Corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

     RESOLVED FURTHER, that a New Article V be created to read as follows:

          Section 1. Preferred Stock. The Corporation shall have authority to issue up to 500 shares of Drilex Preferred, upon the terms and subject to the conditions set forth in this Article V.

          Section 2. Number of Shares. The number of authorized shares of Drilex Preferred is five hundred (500), without par value. Shares of Drilex Preferred acquired by the Corporation, whether by way of redemption or otherwise, may not be subsequently reissued as shares of Drilex Preferred, and must be cancelled in a reasonable period of time after redemption.

          Section 3. Dividends. The holders of shares of Drilex Preferred shall be entitled to receive, out of the assets of the Corporation legally available therefore and as and when declared by the Board of Directors of the Corporation, in its discretion, cash dividend at the rate of (a) Six Hundred Dollars ($600) per share per annum for the period commencing April 1, 1994 and ending March 31, 1996; (b) Seven Hundred Dollars ($700) per share per annum for the period commencing April 1, 1996 and ending March 31, 1998; and (c) Eight Hundred Dollars ($800) per share per annum commencing April 1, 1998 and thereafter until all shares of Drilex Preferred are redeemed. Dividends shall be paid quarterly, in arrears, commencing June 30, 1994 and each quarter thereafter until all shares of Drilex Preferred are redeemed and dividends thereon have been paid. Dividends on Drilex Preferred shall be deemed to accrue from day to day whether or not declared, shall be cumulative (whether or not in any quarterly dividend period there shall be funds of the Corporation legally available for the payment of such dividends and whether or not the Board of Directors has declared dividends in its discretion) and shall be payable in preference to and in priority over dividends, if any, upon the Drilex Common, and any other class or series of securities (excluding debt securities) at any time created, designated or issued by the Corporation, whether on, before, or after March 31, 1994 ("Other Securities"). So long as any shares of Drilex Preferred are outstanding, no dividends may be paid or declared with respect to Drilex Common or any Other Securities, and no shares of the Drilex Common or any other Securities may be purchased, retired, redeemed or otherwise acquired by the Corporation, unless all accrued and unpaid dividends on Drilex Preferred, including the full dividends for the then current period, shall have been declared and paid, and then only if the aggregate amount of such dividends and other amounts paid in any fiscal year to holders of shares of the Drilex Common or Other Securities with respect to any such purchase, retirement, redemption, or other acquisition by the Corporation shall not exceed the consolidated net income of the Corporation for such fiscal year.

     Section 4. Mandatory Redemption. Subject to adjustment by reason of Early Redemption made pursuant to Section 5 or Section 6 below, the Corporation shall on each date set forth below (each such date a "Mandatory Redemption Date") redeem out of funds legally available therefor, in immediately available funds, at a redemption price of Ten Thousand Dollars ($10,000) per share, plus any accrued and unpaid dividends ("Redemption Price") the number of shares set forth below for each such Mandatory Redemption Date:

     (a) one hundred (100) shares shall be redeemed on June 30, 1999;

     (b) two hundred (200) shares shall be redeemed on June 30, 2000; and

     (c) two hundred (200) shares shall be redeemed on June 30, 2001.

     Section 5. Mandatory Early Redemptions. (a)(1) If the Operating Cash Flow (as defined below) of the Corporation exceeds Five Million Dollars ($5,000,000) for any of the twelve month periods from April 1, through March 31, commencing April 1, 1994 through March 31, 1998, then on the 30th day of June immediately following each such twelve month period, twenty-five (25) shares of Drilex Preferred shall be redeemed for the Redemption Price, or (2) if any offsets to amounts owed by MascoTech, Inc. pursuant to a certain Stock Purchase Agreement dated March 31, 1994, are allowed to be made through redemption of Drilex Preferred pursuant to the terms of such Stock Purchase Agreement, then a number of shares of Drilex Preferred equal to the amount of such offset divided by the Redemption Price shall be deemed redeemed in satisfaction of the offset amount (the "Offset Shares"). The number of shares of Drilex Preferred to be redeemed on the next scheduled Mandatory Redemption Date shall be reduced by the number of shares of Drilex Preferred theretofore redeemed, or deemed to be redeemed, pursuant to Section 5 or Section 6, as the case may be.

     (b) If Drilex Holdings Corp. ("DHC") ceases to own (the "Disposition") in excess of 50% of the Drilex Common (other than through the issuance or sale of securities resulting in the Corporation's becoming a reporting company under
Section 13 or 15 of the Securities Exchange Act of 1934, as amended), then all of the shares of Drilex Preferred shall be redeemed for the Redemption Price on or prior to the date of Disposition in accordance with Section 7.

     Section 6. Optional Redemption by the Company. The Corporation shall have the option to redeem shares of Drilex Preferred out of funds legally available therefor at any time, in immediately available funds, in whole or from time to time in part, at the Redemption Price.

     Section 7. Redemption Procedures. In the event the Corporation shall redeem shares of Drilex Preferred pursuant to Sections 4, 5 (to the extent applicable), or 6 hereof, the Corporation shall observe the following procedures; provided that with respect to any deemed redemption under Section 5(a)(2), only the procedures set forth in the last sentence of paragraph (a) below, paragraph (c) below and the last sentence of paragraph (d) below shall apply.

     (a) The Corporation shall give notice of such redemption by first class mail, postage prepaid, mailed not less than 20 nor more than 60 days prior to the redemption date, to each holder of record of the shares of Drilex Preferred to be redeemed, at such holder's address as the same appears on the stock record books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Drilex Preferred to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number (or the basis for determining the number) of such shares to be redeemed from such holder;
         (iii) the Redemption Price (including the amount of accrued and unpaid dividends); (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on and after such Redemption Date. If fewer than all the outstanding shares of Drilex Preferred Stock are or are to be redeemed pursuant to Sections 4, 5 or 6 above, such shares shall be redeemed pro rata, by lot or in such other manner as the Board of Directors may deem appropriate.

     (b) The Corporation shall deposit a sum sufficient to redeem the shares of Drilex Preferred as to which notice of redemption has been given with a transfer agent designated by the Corporation's

         Board of Directors, with irrevocable instructions and authority to pay the Redemption Price to the holders of the Drilex Preferred to be redeemed in immediately available funds upon surrender of certificates therefor.

     (c) From and after the relevant Redemption Date, dividends on the shares of Drilex Preferred so called for redemption by the Corporation shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to such shares (except the right to receive the Redemption Price for redemption other than under Section 5(b)) shall cease and terminate.

     (d) Under surrender in accordance with said notice of the certificates for any shares of Drilex Preferred so redeemed (properly endorsed or assigned for the transfer, if the Board of Directors of the Corporation shall require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price without interest. If fewer than all the shares represented by any such certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares without cost to the holder thereof.

     Section 8. Liquidation Rights. In case of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (collectively, "Liquidation"), holders of Drilex Preferred shall be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of any other shares of capital stock of the Corporation, an amount equal to the total Redemption Price to the date of such Liquidation. For so long as any shares of Drilex Preferred are outstanding, the Corporation shall not create, issue or permit to be outstanding shares of capital stock having a preference in voluntary or involuntary Liquidation over such shares of Drilex

Preferred. Without the affirmative vote of the holders of the majority of the outstanding shares of Drilex Preferred voting as a class, (i) the consolidation or merger of the Corporation into or with any corporation or corporations except where the Corporation is the survivor, or (ii) the sale or transfer by the Corporation of all or substantially all of its property, shall be deemed a Liquidation of the Corporation within the meaning of this Section 8.

     Section 9. Priority with Respect to Other Drilex Capital Stock. Drilex Preferred ranks senior to Drilex Common as to dividends. So long as any shares of Drilex Preferred are outstanding, the Corporation shall not issue any shares of stock ranking, with respect to dividends, on a parity with or prior to the Drilex Preferred without the affirmative vote of the holders of the majority of outstanding shares of Drilex Preferred, voting as a class.

     Section 10. Voting Rights and Consents. The Drilex Preferred shall be non-voting stock, except under the circumstances described in Sections 8, 9, 10 and 12. The vote of the holders of the majority of the outstanding shares of Drilex Preferred voting as a class shall be necessary to effect:

     (a) any amendment of the Articles of Incorporation of the Corporation, if such amendment would accomplish any of the matters set forth in Article 4.03A(1) through (12) of the Texas Business Corporation Act; or

     (b) the Liquidation of the Corporation; or

     (c) the granting of any rights or options related to, or the issuance or sale of, any securities (excluding debt securities) of the Corporation that has dividend, redemption or liquidation rights equal to or greater than the Drilex Preferred.

     Section 11. Definition of Operating Cash Flow. "Operating Cash Flow" for any period shall mean with respect to the Corporation, the consolidated earnings before Interest, Income Taxes and Depreciation of the Corporation and its subsidiaries determined in accordance with GAAP:

     (a) "GAAP" shall have the meaning set forth in Exhibit A hereto.

     (b) rental tools/motors and related parts (collectively, "inventory") shall be accounted for in accordance with the past practices of the Corporation as set forth in Exhibit B hereto;

     (c) "Depreciation" shall include

          (i) depreciation, write-downs, impairments and write-offs of fixed assets (personal property and real property, in each case whether owned or recognized as capitalized leases), and

          (ii) amortization, write-downs, impairments and write-offs of the cost of intangible assets (including amounts in respect of capitalized leases, goodwill, capitalized or deferred costs relating to financings, organization of the business, non-compete agreements, patents, trademarks and other similar intangibles);

provided, however, that prepaid insurance or other prepaid services, for purposes of determining Operating Cash Flow, shall not be considered to be intangible assets (and charges with respect thereto shall theretofore be considered to be properly deductible costs or expenses, not elements of Depreciation); and provided further, however, that in determining Depreciation, there shall be excluded therefrom all amounts in respect of charges relating to inventory as defined above.

     (d) "Interest" shall mean (i) interest charges and expenses (but there shall be excluded therefrom any amounts in respect of amortization of deferred financing costs), net of capitalized interest, and (ii) interest income and credits; and

     (e) "Income Taxes" shall mean any federal, state, local, or foreign income tax, including any interest, penalty (without duplication), or addition thereto, whether disputed or not; and

     (f) Operating Cash Flow shall be determined using carryover basis using GAAP in effect as of the date hereof and, accordingly, for purposes of determining earnings, Depreciation, Interest, and Income Taxes, there shall be excluded therefrom, without duplication, (1) any direct or indirect effects of purchase accounting by Drilex Holdings Corp. (including any "push down" thereof to the Corporation or its subsidiaries) and the related financing transactions entered into in connection with the purchase of Drilex by Drilex Holdings Corp., (2) in the event of changes in generally accepted accounting principles in the United States or changes by the Corporation in its accounting principles or application thereof subsequent to the date hereof, any direct and indirect effects of such changes, and (3) management or retainer fees or charges, unless such fees or charges represent direct pass through of costs or expenses paid to unaffiliated third parties.

     Section 12. Right to Elect Directors. If and whenever cumulative dividends on the Drilex Preferred shall be in arrears in an amount equal to six full quarterly payments or more per share, then during the period (hereinafter called the "class voting period") commencing with such time and ending with the time when all arrears in dividends on the Drilex Preferred shall have been paid and the full dividend on the Drilex Preferred for the then current quarterly dividend period shall have been paid or declared and set apart for payment, at any meeting of the shareholders of the Corporation held for the election of directors during the class voting period, the holders of a majority of Drilex Preferred, voting as a class, shall be entitled to elect two members of the Board of Directors of the Corporation (or if two members do not equal one-third of the Board of Directors of the Corporation, a number equal to one-third (rounded up to the nearest whole number) of the number of such directors (after such election)); provided, that for purposes of calculating whether or not such one-third representation on the Board of Directors requirement is satisfied, each director, officer, employee, and nominee of any of the holders of the Drilex Preferred or their affiliates who are members of the Board of Directors of the Corporation immediately prior to such election shall be deemed to have been elected by the holders of the

Drilex Preferred pursuant to this Section 12. Whenever the right to elect directors shall have accrued to the holders of Drilex Preferred, the Board of Directors of the Corporation shall take such necessary corporate action as shall be required to increase the size of the Board of Directors of the Corporation to add the appropriate number of additional directorships for the duration of such class voting period and the proper officers of the Corporation shall call a meeting for the election of such directors, such meeting to be held not less than 10 nor more than 60 days after the accrual of such right. Any director who shall have been elected by a majority of the holders of Drilex Preferred, voting as a class, or by any director so elected as herein contemplated, may be removed at any time during a class voting period, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Drilex Preferred, voting as a class, given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such class voting period only by the holders of Drilex Preferred. Any director to be elected to replace a director elected by a majority of holders of Drilex Preferred, voting as a class, or elected by a director as in this sentence provided, and who dies, resigns or otherwise ceases to be director, may, except as otherwise provided in the preceding sentence, be elected by the remaining director(s) theretofore elected by the holders of Drilex Preferred, voting together. At the end of the class voting period, the holders of Drilex Preferred shall be automatically divested of all voting power vested in them under this Section 12, but subject always to the subsequent vesting hereunder of voting power in the holders of Drilex Preferred in the event of any subsequent arrearage. The term of all directors elected pursuant to the provisions of this Section 12 shall expire at the end of the class voting period.

     Section 13. Dividends on Common Stock. Shares of Drilex Preferred may be issued, upon approval thereof by the Corporation's Board of Directors and in accordance with the Texas Business Corporation Act, as dividends upon the Drilex Common.

     RESOLVED FURTHER, that old Articles V, VI, VII and VIII, and all references thereto, be redesignated as Articles VI, VII, VIII, and IX, respectively.

     2. That the sole shareholder of Drilex, who owns all 1,000 issued and outstanding shares of Drilex, approved such Amendment by written consent as of March 30, 1994.

     3. That pursuant to such Amendment the authorized stated capital of Drilex will not change.

     IN WITNESS WHEREOF, Drilex has caused this Amendment to be executed by John Forrest, its President, this 30th day of March, 1994.

DRILEX SYSTEMS, INC.


By: /s/ JOHN FORREST
   -----------------------
   John Forrest, President


STATE OF TEXAS      )
                    ) ss.
COUNTY OF HARRIS    )

     This instrument was acknowledged before me on March 29, 1994, by John Forrest, President of Drilex Systems, Inc., a Texas corporation, on behalf of the corporation.

                                      /s/ ANGIE KREUTZFELDT
                                    --------------------------
                                    Angie Kreutzfeldt
                                    Notary Public

My commission expires: 5-20-96

                                   EXHIBIT D

                             MORTGAGE, ASSIGNMENT,
                  SECURITY AGREEMENT AND FINANCING STATEMENT

*NOTE A COUNTERPART OF THIS MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT AND FINANCING STATEMENT IS BEING ATTACHED AS AN EXHIBIT TO A SEPARATE UCC-1 FINANCING STATEMENT FOR FILING PURSUANT TO CHAPTER 9 OF THE LOUISIANA COMMERCIAL LAW (LA. R.S. 10:9-101, ET SEQ.)



    THIS MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT AND FINANCING STATEMENT (this "Mortgage") executed effective as of March 31, 1994, is executed and delivered by Grantor for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Grantor.

                                   ARTICLE I

              Certain Definitions; Granting Clauses; Obligations

     Section 1.01. Certain Definitions and Reference Terms. In addition to other terms defined herein, each of the following terms have the meaning assigned to it:

     "Collateral" shall have the meaning assigned such term in Section 1.03 hereof.

     "Grantor" shall mean Drilex Systems, inc., a Texas corporation.

     "Holder" shall mean the Lender, or the subsequent holder or holders at the time in question of the Note or any part thereof or interest therein or any of the Obligations.

     "Improvements" shall mean all buildings, structures, fixtures and improvements now or hereafter situated or to be situated on the Land.

     "Land" shall mean the immovable property described in Exhibit A which is attached hereto and incorporated herein by reference.

     "Legal Requirements" shall mean all applicable laws, rules, ordinances, codes, regulations and orders, and any, easements, restrictions, agreements, covenants and conditions affecting the Mortgaged Property.

     "Lender" shall mean MascoTech, Inc., a Delaware corporation.

     "Mortgaged Property" shall have the meaning assigned such term in Section
1.02 hereof.

    "Note" shall mean that certain Note dated of even date herewith made by Grantor payable to the order of Lender in the principal amount of $ 6,500,000.00 bearing interest as therein provided, containing a provision for the payment of a reasonable additional amount as attorneys' fees, and finally maturing on June 30, 2006, and all other notes given in substitution therefor or in modification, renewal or extension thereof, in whole or in part

     "Obligations" shall mean (i) the Note, and (ii) all indebtedness and other obligations, covenants, agreements, warranties and undertakings of Grantor under the Note or this Mortgage

     "Permitted Encumbrances" shall mean (i) the matters, if any, set forth under the heading "Permitted Encumbrances" in Exhibit A hereto, which are Permitted Encumbrances only to the extent the same are valid and subsisting and affect the Mortgaged Property; (ii) the liens and security interests created pursuant to this Mortgage; (iii) the liens and security interests created pursuant to that certain Security Agreement between Grantor and Lender dated of even date herewith; (iv) liens imposed by any Federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings to the extent nonpayment is permitted under applicable law; (v) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings to the extent nonpayment is permitted under applicable law; and (vi) any other lien, mortgage, security interest, claim, encumbrance or other matter affecting the Mortgaged Property arising out of or related to any event occurring prior to the date hereof.

Notwithstanding the foregoing, the liens described in Subsections (iv) - (vi) shall not constitute Permitted Encumbrances at such time as foreclosure proceedings shall be commenced with respect to such liens.

      Section 1.02 Mortgaged Property. Grantor, in order to secure the payment and Performance of the Obligations, does hereby MORTGAGE, PLEDGE, HYPOTHECATE, GRANT, ASSIGN and SET OVER to Lender the following (collectively, the "Mortgaged Property"):

           (a) The Land, and all its component parts and other rights appurtenant thereto, including, but not limited to: (i) the Improvements; and (ii) all right, title and interest of Grantor in and to (A) all streets, roads, alleys, easements, usufructs, servitudes of right of use, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to the Land or the Improvements; (B) any strips or gores between the Land and abutting or adjacent properties; and
      (C) all water and water rights, timber, crops and mineral interests on or pertaining to the Land.

          (b) All fixtures, equipment, machinery, furniture and furnishings, of every kind and character, now owned or hereafter acquired by Grantor, which are now or hereafter attached to or situated in, on or about the Land or the Improvements, or used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or the Improvements, and all renewals and replacements of, substitutions for and additions to the foregoing.

          (c) All (i) proceeds of or arising from the properties, rights, titles and interest referred to above in this Section 1.02, including but not limited to proceeds of any sale, lease or other disposition thereof, proceeds of each policy of insurance relating thereto, proceeds of the taking thereof or of any rights appurtenant thereto, including change of grade of streets, curb cuts or other rights of access, by eminent domain or transfer in lieu thereof for public or quasi-public use under any law, and proceeds arising out of any damage thereto; and (ii) other interests of every kind and character which Grantor now has or hereafter acquires in, to or for the benefit of the properties, rights, title, and interests referred to above in this Section 1.02 and all property used or useful in connection therewith, including but not limited to rights of ingress and egress and remainders, reversions and reversionary rights or interests.

     Section 1.03. Security Interest. In order to further secure the payment and performance of the Obligations, Grantor hereby grants to Holder a security interest in all of the Mortgaged Property which constitutes personal property or fixtures (herein sometimes collectively called the "Collateral"). In addition to its rights hereunder or otherwise, Holder shall have all of the rights of a secured party under Chapter 9 of the Louisiana Commercial Laws (La. R.S. 10:9-101, et seq.), or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law.

     Section 1.04. Total Obligations Secured. This Mortgage secures all future advances and obligations constituting part of the Obligations. The total amount of obligations and advances secured hereby may increase or decrease from time to time, but at no time shall the total principal amount of obligations and advances secured hereby, not including accrued interest, sums expended for the reasonable protection of the lien and security interest hereby created or attorneys' fees, exceed a maximum of $7,000,000.00.

                                   ARTICLE II

                    Representations, Warranties and Covenants


     Section 2.01. Grantor represents, warrants, and covenants as follows:

     (a) Payment and Performance. Grantor will make due and punctual payment to the Note and of all other Obligations and of all installments of principal thereof or interest thereon, as the same become due and payable. Grantor will timely and properly perform and comply with all of the covenants, agreements, and conditions imposed upon it by this Mortgage and will not permit a default to occur hereunder.

     (b) Permitted Encumbrances. Grantor covenants to maintain the Mortgaged Property free and clear of all liens, security interests, and encumbrances except for the Permitted Encumbrances.

     (c) Taxes and Other Impositions. Grantor will pay, or cause to be paid, all taxes, assessments and other charges or levies imposed upon or against or with respect to the Mortgaged Property or the ownership, use, occupancy or enjoyment of any portion thereof, or any utility service thereto, as the same become due and payable, including but not limited to all ad valorem taxes assessed against the Mortgaged Property or any part thereof, except for such taxes, assessments and other charges which are being contested in good faith by Grantor to the extent nonpayment is permitted under applicable law, and except for such taxes, assessments and other charges that were incurred or relate to periods of time prior to the date hereof.

     (d) Business Loan. The loan evidenced by the Note is solely for business purposes, and is not for personal, family, household or agricultural purposes.

     (e) Insurance.

     (i) Until the Obligations secured hereby are fully paid, all buildings and improvements upon the Mortgaged Property and all fixtures therein contained or installed shall be kept unceasingly insured against loss and damage by such hazards, casualties and contingencies, and in such amounts as set forth in this
Section 2.01(e). All policies of insurance and renewals thereof shall have attached thereto standard non-contributory mortgagee clauses and loss payee clauses acceptable to Holder, which shall provide that such coverage cannot be terminated or modified as to Holder without thirty (30) days prior written notice to Holder. All policies of insurance shall, with all premiums fully paid, be delivered to Holder and all replacement policies of insurance shall, with all premiums fully paid, be delivered to Holder before the expiration of old policies, and all such policies shall be held by Holder until all indebtedness secured hereby is fully paid. In case of sale pursuant to a foreclosure of this Mortgage or other transfer of title to the Mortgaged Property and extinguishment of the Obligations secured hereby, complete title to all policies held by Grantor and/or Holder and to all prepaid or unearned premiums thereon shall pass to and vest in the purchaser or grantee. Holder shall not by reason of accepting, rejecting, approving or obtaining insurance incur any liability for payment of losses.

     Without in any way limiting the generality of the foregoing, Grantor covenants and agrees to maintain insurance coverage on the Mortgaged Property to include:

      (A) Fire and extended coverage insurance with a 100% replacement cost endorsement (without depreciation and without co-insurance penalty or limitation in the policy) covering the entire Mortgaged Property including all improvements thereon.

     (B) Comprehensive General Public Liability and Property Damage Insurance for an amount not less than $2,000,000 with a combined single limit for claims arising from any accident or occurrence in or upon the Mortgaged Property with an umbrella coverage of not less than $5,000,000, and naming Holder as an additional insured.

      (C) Flood insurance with a replacement cost endorsement (without depreciation) if the Mortgaged Property or any portion thereof is in a flood prone area, or the extent required by state or federal law or if the Mortgaged Property shall be designated as being located in a Federal Flood Plain.

      (D) Appropriate workers' compensation or other insurance against liability arising from claims of workers in respect of and during the period of any work on or about the Mortgaged Property (if applicable).

      Grantor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Holder is included thereon under a standard mortgagee clause acceptable to Holder. Grantor shall immediately notify Holder whenever any such separate insurance is taken out and shall promptly deliver to Holder the policy or policies of such insurance.

      (ii) In cases of loss or damage by fire or other casualty, Grantor is authorized to settle and adjust any claim under insurance policies which insure against such risks and agree with the insurance company or companies on the amount to be paid in regard to such loss; provided, however, that Grantor shall not settle or adjust any such claim without first receiving the consent of Holder, which consent shall not be unreasonably withheld. Holder is authorized to collect and receive any insurance proceeds. All such insurance proceeds must be delivered by the insurance company or Grantor to Holder, to be applied as provided herein. Grantor hereby agrees that if any insurance proceeds should be paid to it (in violation of this Section 2.01(e)(ii)), such proceeds shall be held in trust for Holder and shall be immediately paid to Holder. All such insurance proceeds shall be held by Holder and Holder shall apply the insurance proceeds (A) first, to reimburse Holder for all reasonable costs and expenses, including attorneys' fees, incurred in connection with the collection of such proceeds, (B) second, at the election of Grantor and provided that only so long as Grantor shall not be in default under this Mortgage or the Note, Holder shall make the proceeds available to Grantor on a construction draw basis on such terms and conditions as shall be required by Holder in its sole but reasonable discretion, and (C) the remainder of such proceeds shall be applied to the payment of any Obligations secured by this Mortgage, either in whole or in part, in the order determined by Holder, in its sole and absolute discretion. In any event, the unpaid portion of the Obligations shall not be excused in the payment thereof.

      (f) Waste/Compliance with Legal Requirements. Grantor shall (i) abstain from the commission of material waste on the Mortgaged Property, and (ii) keep the buildings, equipment and improvements located on the Mortgaged Property in good condition, order and repair; provided that in no event shall Grantor be required to keep the buildings, equipment and improvements thereon in better condition, order and repair than exists as of the day hereof; and (iii) promptly cause the Mortgaged Property to materially comply with all material Legal Requirements; provided that in no event shall Grantor be required to comply with any such Legal Requirements to the extent the Mortgaged Property does not comply with any such Legal Requirements as of the date hereof.

      (g) Hazardous Materials.

      (i) Grantor shall only use Hazardous Materials in the ordinary course of its business at the Mortgaged Property and such use shall not in any material manner violate any material federal, state or local laws, ordinances, rules, regulations or policies governing said use.

      (ii) Grantor shall conduct and complete all removal and other actions necessary to clean up and remove all Hazardous Materials on, under, from or affecting the Mortgaged Property if Grantor is required by applicable federal, state and local laws, ordinances, rules, regulations and policies to undertake such acts. Notwithstanding the foregoing, Grantor shall not have any obligations under this Section 2.01(g)(ii) to the extent same arise out of (1) Hazardous Materials existing on, over, under, from or affecting the Mortgaged Property prior to or on the date hereof, or (2) any breach by Holder of any of its representations, warranties or covenants set forth in that certain Stock Purchase Agreement dated of even date herewith between Holder and Drilex Holdings, Corp., a Delaware corporation.

      (iii) Grantor shall indemnify, defend and hold harmless Holder, its employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, including reasonable attorney fees, fees of environmental consultants and laboratory fees, known or unknown, contingent or otherwise, arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on, over, under, from or affecting the Mortgaged Property; (B) any personal injury or property damage (real or personal) arising out of or related to such Hazardous Materials on, over, under, from or affecting the Mortgaged Property; (C) any lawsuit brought or threatened, settlement reached or governmental order relating to such Hazardous Materials with respect to the Mortgaged Property; and/or (D) any violation of laws, orders, regulations, requirements or demands of government authorities based upon such Hazardous Materials on, over, under, from or affecting the Mortgaged Property. Notwithstanding the foregoing, Grantor shall not be obligated to indemnify, defend and hold harmless Holder, its employees, agents, officers and directors from and against the matters described in clauses (A) through (D) of this Section 2.01(g)(iii) to the extent same arise out of (1) Hazardous Materials existing on, over, under, from or affecting the Mortgaged Property prior to or on the date hereof, or (2) any breach by Holder of any of its representations, warranties or covenants set forth in that certain Stock Purchase Agreement dated of even date herewith between Holder and Drilex Holdings, Corp., a Delaware corporation.

     (iv) For purposes of this Mortgage, "Hazardous Materials" shall mean any pollutant, toxic substance, asbestos, solid or hazardous waste, or any constituent of any such substance, waste or product, whether solid, liquid or gaseous in form, described in or regulated under the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), or under any other federal, state or local law, statute, ordinance, rule, regulation, order, judicial decision, arbitration decision or determination of any governmental authority, and shall include petroleum, natural gas, natural gas liquids, crude oil and any fraction or product thereof. The provisions of this Section 2.01(g) hereof shall be in addition to any and all other obligations and liabilities which Grantor may have to Holder hereunder, under the Note and under common law and shall survive the repayment of all sums due under the Note and hereunder and the satisfaction of all of the other obligations of Grantor hereunder to the extent Holder shall incur any liability with respect to Hazardous Materials after the discharge of this Mortgage.

     (v) The provisions of this Section 2.01(g) shall survive the discharge or termination of this Mortgage and shall survive and shall not merge in the event of a foreclosure of this Mortgage or the acquisition of the Mortgaged Property by Holder, its successors or assigns.

                                  ARTICLE III

                                    Default

     Section 3.01. Events of Default. The occurrence of an Event of Default under the Note shall be an Event of Default under this Mortgage.

                                   ARTICLE IV

                                    Remedies

     Section 4.01. Certain Remedies. If an Event of Default shall occur, Holder may exercise, in addition to the rights of acceleration contained in the Note, any one or more of the following remedies, without notice (unless notice is required by applicable statute):

     (a) Right to Suit: Executory Process. Upon the occurrence and continuance of a default, Holder shall have the right and power to proceed by suit or suits for specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale, whether in part or in whole, of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate remedy. Grantor agrees to the full extent that it lawfully may that in case the above described Note or any of the Obligations be not paid promptly when due, then and in every such case Holder shall, to the maximum extent allowed by law, have the right and power to enter into and upon and take possession of all or any part of the Mortgaged Property in the possession of Grantor, its successors or assigns, or its or their agents or servants, and may exclude Grantor, its successors or assigns, and all persons claiming under Grantor and its or their agents or servants wholly or partly therefrom; and holding the same, Holder may use, administer, operate and control the Mortgaged Property and conduct the business thereof to the same extent as Grantor, its successors or assigns, might at the time do and may exercise all rights and powers of Grantor, in the name, place and stead of Grantor, or otherwise as Holder shall deem best. For purposes of foreclosure under Louisiana executory process procedures, Grantor confesses judgment and acknowledges and agrees to be indebted to Holder up to the full amount of the Obligations.

      (b) Uniform Commercial Code. Without limitation of Holder's rights of enforcement with respect to the Collateral or any part thereof in accordance with the procedures for foreclosure of real estate, Holder is and shall be entitled to exercise all of the rights, powers and remedies afforded to a secured party for enforcement of the security interests herein granted, with respect to the Collateral or any part thereof under the Louisiana Commercial Laws Secured Transactions, La. R.S. 10:9-101, et. seq, as amended (or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law).

      (c) Entry on Mortgaged PropertY. Holder is authorized, prior or subsequent to the institution of any foreclosure proceedings, to enter upon the Mortgaged Property, or any part thereof, and to take possession of the Mortgaged Property and all books and records relating thereto, and to exercise without interference from Grantor any and all rights which Guarantor has with respect to the management, possession, operation, protection or preservation of the Mortgaged Property.

       (d) Other Rights and Remedies. Holder may exercise any and all other rights and remedies which Holder may have under this Mortgage, or at law or in equity or otherwise.

      (e) Right to Receive Rents. Upon the occurrence of an Event of Default, Holder shall have the right to receive and collect all rents, royalties or other payments due or which shall become due with respect to the Mortgaged Property.

      (f) Right To Be Appointed Keeper. Upon the occurrence of an Event of Default, the Holder shall have the right to be appointed keeper of the Mortgaged Property and the Collateral pursuant to the provisions of La. R.S. 9:5131, et seq., and 9:5136, et seq

       Section 4 02. Effective as Mortgage. This instrument shall be effective as a mortgage and upon the occurrence of a default may be foreclosed under executor or other legal process as to any of the Mortgaged Property in any manner permitted by applicable law, and any foreclosure suit may be brought by Holder.

      Section 4.03. Proceeds of Foreclosure. To the extent allowed by applicable law, the proceeds of any sale held by any receiver or public officer in foreclosure of the liens and security interests evidenced hereby shall be applied:

      FIRST, to the payment of all necessary costs and expenses incident to such foreclosure sale, including but not limited to all attorneys' fees and legal expenses, and all court costs and charges of every character in the event foreclosed by suit;

      SECOND, to the payment of the Obligations (including specifically without limitation the principal, accrued interest and attorneys' fees due and unpaid on the Note and the amounts due and unpaid and owed to Holder under this Mortgage) in such manner and order as Holder may elect; and

      THIRD, the remainder, if any there shall be, shall be paid to Grantor, or to Grantor's successors or assigns, or such other persons as may be entitled thereto by law.

      Section 4.04. Holder as Purchaser. Holder shall have the right to become the purchaser at any sale held by it or by any receiver or public officer or at any public sale, and any Holder purchasing at any such sale shall have the right to credit upon the amount of the bid made therefor, to the extent necessary to satisfy such bid, the Obligations owing to such Holder, or if such Holder holds less than all of such indebtedness the pro rata part thereof owing to such Holder.

      Section 4.05. Remedies Cumulative. All remedies provided for herein are cumulative of each other and of any and all other remedies existing at law or in equity, and Holder shall, in addition to the remedies provided herein, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the enforcement of the covenants herein and the foreclosure of the liens and security interests evidenced hereby, and the resort to any remedy provided for hereunder or provided for by law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

      Section 4.06. Holder's Discretion as to Security. Holder may resort to any security given by this Mortgage or to any other security now existing or hereafter given to secure the payment of the Obligations, in whole or in part, and in such portions and in such order as may seem best to Holder in its sole and uncontrolled discretion, and any such action shall not in anyway be considered as a waiver of any of the rights, benefits, liens or security interests evidenced by this Mortgage.

      Section 407. Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, Grantor or Grantor's successors or assigns are occupying or using the Mortgaged Property, or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain in as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

      Section 4.08. Waiver. To the extent permitted under applicable Louisiana law, Grantor additionally waives: (A) the benefit of appraisal as provided under Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure, and all other laws with regard to appraisal upon judicial sale; (B) the demand and three days' delay as provided under Articles 2639 and 2721 of the Louisiana Code of Civil Procedure; (C) the notice of seizure as provided under Articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (D) the three (3) days' delay provided under Articles 2331 and 2722 of the Louisiana Code of Civil Procedure; and (E) all other benefits provided under Articles 2331, 2722 and 2723 of the Louisiana Code of Civil Procedure.

                                   ARTICLE V
                                 Miscellaneous

       Section 5.01. Scope of Mortgage. This Mortgage is a mortgage of both immovable, moveable and mixed property, a security agreement, a financing statement and an assignment, and also covers proceeds and fixtures.

       Section 5.02. Effective as a Financing Statement. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Mortgaged Property and is to be filed for record in the real estate records of each parish where any part of the Mortgaged Property (including said fixtures) is situated. This Mortgage shall also be effective as a financing statement covering minerals or the like (including oil and gas) and accounts subject to Subsection (5) of R.S. 10:9-103 of the Louisiana Commercial Laws, as amended, and similar provisions (if any) of the Uniform

Commercial Code as enacted in any other state where the Mortgaged Property is situated which will be financed at the wellhead or minehead of the wells or mines located on the Mortgaged Property and is to be filed for record in the real estate records of each parish or where any part of the Mortgaged Property is situated. This Mortgage shall also be effective as a financing statement covering any other Mortgaged Property and may be filed in any other appropriate filing or recording office. The mailing address of Grantor is the address of Grantor set forth at the end of this Mortgage and the address of Holder from which information concerning the security interests hereunder may be obtained is the address of Holder set forth at the end of this Mortgage.

     Section 5 03. Reproduction of Mortgage as Financing Statement. A carbon, photograph or other reproduction of this Mortgage or of any financing statement relating to this Mortgage shall be sufficient as a financing statement for any of the purposes referred to in Section 5.02.

     Section 5.04. Waiver by Holder. Holder may at any time and from time to time by a specific writing intended for the purpose: (a) waive compliance by Grantor with any covenant herein made by Grantor to the extent and in the manner specified in such writing; (b) consent to Grantor's doing any act which hereunder Grantor is prohibited from doing, or to Grantor's failing to do any act which hereunder Grantor is required to do, to the extent and in the manner specified in such writing; (c) release any part of the Mortgaged Property or any interest therein from the lien and security interest of this Mortgage; or (d) release any party liable, either directly or indirectly, for the Obligations or for any covenant herein without impairing or releasing the liability of any other party. No such act shall in any way affect the rights or powers of Holder hereunder except to the extent specifically agreed to by Holder in such writing.

     Section 5.05. No Impairment of Security. The taking of additional security by Holder shall not release or impair the lien, security interest or other security rights of Holder hereunder or affect the liability of Grantor or of any endorser, guarantor or surety, or improve the right of any junior lienholder in the Mortgaged Property (without implying hereby Holder's consent to any junior lien).

     SECTION 5.06. Acts Not Constituting Waiver by Holder. Holder may waive any default without waiving any other prior or subsequent default. Holder may remedy any default without waiving the default remedied. Neither failure by Holder to exercise, nor delay by Holder in exercising, any right, power or remedy upon any default shall be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at a later date. No single or partial exercise by Holder of any right, power or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy hereunder may be exercised at any time and from time to time.

     Section 5.07. Grantor's Successors. This Mortgage shall be binding on Grantor's successors and assigns.

     Section 5.08. Place of Payment. All Obligations which may be owing hereunder at any time by Grantor shall be payable at the place designated in the Note (or if no such designation is made, at the address of Holder indicated at the end of this Mortgage).

     Section 5.09. Application of Payments to Certain Indebtedness. If any part of the Obligations cannot be lawfully secured by this Mortgage or if any part of the Mortgaged Property cannot be lawfully subject to the lien and security interest hereof to the full extent of such indebtedness, then all payments made shall be applied on said indebtedness first in discharge of that portion thereof which is not secured by this Mortgage.

     Section 5.10. Release of Mortgage. If all of the Obligations be paid as the same becomes due and payable (and such payments shall not be set aside pursuant to any federal or state bankruptcy or insolvency laws or proceedings) and all of the covenants, warranties, undertakings and agreements made in this Mortgage are kept and performed, and all obligations, if any, of Holder for further advances have been terminated, then, and in that event only, all rights under this Mortgage shall terminate (except to the extent expressly provided herein with respect to indemnification and other rights which are to continue following the release hereof) and the Mortgaged Property shall become wholly clear of the liens, security interests, conveyances and assignments evidenced hereby, and such liens and security interests shall be released by Holder in due form at Grantor's cost. Without limitation, all provisions herein for indemnity of Holder shall survive discharge of the Obligations and any foreclosure, release or termination of this Mortgage.

     Section 5.11. Notices. All notices shall be given as specified in the Note.

     Section 5.12. Entire Agreement. This Mortgage constitutes the entire understanding and agreement between Grantor and Holder with respect to the transactions arising in connection with the indebtedness secured hereby and supersedes all prior written or oral understandings and agreements between Grantor and Holder with respect to the matters addressed in this Mortgage. Grantor hereby acknowledges that, except as incorporated in writing in this Mortgage, there are not, and were not, and no persons are or were authorized by Holder to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in this Mortgage.

      Section 5.13. Invalidity of Certain Provisions. A determination that any provision of this Mortgage is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Mortgage to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

    Section 5.14. Titles; Construction. Titles appearing at the beginning of any subdivisions hereof are for convenience only, do not constitute any part of such subdivisions, and shall be disregarded in construing the language contained in such subdivisions. This Mortgage is intended to cover all things made susceptible of mortgage by Louisiana Civil Code article 3286. This Mortgage has been drafted through the mutual efforts of Grantor and Lender with the assistance of their counsel Both Grantor and Lender agree that it has been purposefully drafted and correctly reflects their mutual understanding of the transaction it contemplates.

    Section 5.15. Recording. Grantor will cause this Mortgage and all amendments and supplements thereto and substitutions therefor and all financing statements and continuation statements relating thereto to be recorded, filed, re-recorded and refiled in such manner and in such places as Holder shall reasonably request and will pay all such recording, filing, re-recording and refiling taxes, fees and other charges.

    Section 5.16. Lender as Holder. All persons dealing with the Mortgaged Property (other than Grantor) shall be entitled to assume that Lender is the only Holder, and may deal with Lender (including without limitation accepting from or relying upon full or partial releases hereof executed by Lender only) without further inquiry as to the existence of other Holders, until given actual notice of facts to the contrary or until this Mortgage is supplemented or amended of record to show the existence of other Holders.

    Section 5.17. No Partnership, etc. The relationship between Holder and Grantor is solely that of lender and borrower. Holder has no fiduciary or other special relationship with Grantor. Nothing contained in this Mortgage is intended to create any partnership, joint venture or association between Grantor and Holder or in any way make Holder a co-principal with Grantor with reference to the Mortgaged Property. Any inferences to the contrary of any of the foregoing are hereby expressly negated.

    Section 5.18. Execution. This Mortgage has been executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument.

    Section 5.19. Successors and Assigns. The terms, provisions, covenants and conditions hereof shall be binding upon Grantor, and the successors and assigns of Grantor, and shall inure to the benefit of Holder and its respective successors, substitutes and assigns and shall constitute covenants running with the land. All references in this Mortgage to Grantor or Holder shall be deemed to include all such successors, substitutes and assigns.

    Section 5.20. Modification or Termination. This Mortgage may only be modified or terminated by a written instrument or instruments intended for that purpose and executed by the party against which enforcement of the modification or termination is asserted. Any alleged modification or termination which is not so documented shall not be effective as to any party.

     Section 5.21. Applicable Law. This Mortgage and its validity, enforcement and interpretation, shall be governed by Louisiana law (without regard to any conflict of laws principles) and applicable United States federal law.

  THUS DONE AND PASSED in duplicate originals on the day, month and year herein first above written, in the presence of Helen M. Haynes and James I. Rothschild, competent witnesses, who hereunto sign their names with the said appearers and me, Notary, after reading of the whole.

WITNESSES:                              GRANTOR:

                                        DRILEX SYSTEMS, INC.

/s/ HELEN M. HAYNES
- ---------------------
   Helen M. Haynes
- ---------------------
Printed Name



/s/ JAMES I. ROTHSCHILD                  By: /s/ JOHN FORREST
- -----------------------                  --------------------
James I. Rothschild                      Name:  John Forrest
- ----------------------                   --------------------
Printed Name                             Title: President



Printed Name


                             /s/ ROSA C. HERST
                             ------------------
                                Notary Public

                                    The address and federal tax identification number of Grantor are:

                                    Drilex Systems, Inc.
                                    15151 Sommermeyer
                                    Houston, Texas 77041
                                    Attn: Bruce Broussard


                                    Federal Tax I.D. No.:

                                    The address of Holder is:

                                    MascoTech, Inc
                                    21001 Van Born Road
                                    Taylor, Michigan 48180
                                    Attention: President

                                    EXHIBIT E
                                    ---------

                               SECURITY AGREEMENT

          This SECURITY AGREEMENT (the "Agreement), dated as of March 31, 1994, is by and between DRILEX SYSTEMS, INC., a Texas corporation (the "Debtor"), and MASCOTECH, INC., a Delaware corporation (the "Secured Party").

          In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF SECURITY INTEREST; DESCRIPTION OF THE COLLATERAL. Other than special purpose built rigs for environmental, cable laying, river crossing or other non-oil and gas drilling purposes (any of the foregoing, a "Special Purpose Rig"), and MWD ("measurement while drilling") tools and related equipment acquired by the Debtor after the date of this Security Agreement, the Debtor hereby grants to the Secured Party a security interest in the following property (collectively, the "Collateral"): all fixed assets and inventory held by the Debtor, including, but not limited to, machinery and equipment, rental equipment, tools, dies, jigs and fixtures, office furniture and equipment, computer hardware and software for sale or rental or to be furnished under contracts of service if so furnished, or raw materials, work-in-process or materials used or consumed in the business of the Debtor, wherever located and whether now owned or hereafter acquired by the Debtor, and including, but not limited to, all such products and goods which are returned or repossessed, and all accessions and additions thereto, replacements and products thereof and proceeds arising from the sale or other disposition thereof (except proceeds from the rental, sale or use of inventory), and all instruments, contract rights, chattel paper and intangibles arising therefrom (including leases and conditional sales contracts), and the proceeds of all the foregoing; provided, however, if Drilex owns such, at least one Special Purpose Rig shall always remain part of the Collateral; and provided further, however, the Collateral shall not include the following:

          (a) All accounts, receivables, accounts receivable, book debts, contract rights and rights to payment received by or belonging to Debtor for goods sold or leased and/or services rendered by Debtor, no matter how evidenced.

          (b) All chattel paper, notes, drafts, acceptances, payments under leases of equipment or sale of inventory, and other forms of obligations received by or belonging to Debtor for goods sold or leased and/or services rendered by Debtor.

           (c) All purchase orders, instruments and other documents (including all documents of title) evidencing obligations to Debtor, for or representing obligations for goods sold or leased and/or services rendered by Debtor.

           (d) All monies due or to become due to Debtor under all contracts for sale or lease of goods and/or performance of services by Debtor no matter how evidenced and whether or not earned by performance.

           (e) All accounts, receivables, accounts receivable, contract rights, and general intangibles arising as a result of Debtor's having paid accounts payable (or having had goods sold to or leased to Debtor or services performed for Debtor giving rise to accounts payable) which accounts payable were paid for or were incurred by Debtor on behalf of any third parties pursuant to an agreement or otherwise.

 Together with all accessions, appurtenances and additions to and substitutions for any of the foregoing and all products and proceeds of any of the foregoing, together with all renewals and replacements of any of the foregoing.

           2. OBLIGATIONS THAT THE COLLATERAL SECURES. The Collateral shall secure the payment and the performance of all liabilities and obligations of the Debtor of every kind and nature whatsoever (the "Obligations") pursuant to a Promissory Note (the "Note") dated March 31, 1994, delivered by Debtor to the Secured Party.

           3. THE COLLATERAL TO REMAIN PERSONAL PROPERTY; LOCATION OF THE COLLATERAL. The Debtor agrees that the Collateral which is not a fixture shall at all times remain personal property, shall not become affixed to, or form a part of, any real estate regardless of the manner of affixation, and shall be kept at the Debtor's places of business as set forth in Schedule A hereto. Without the prior written consent of the Secured Party, the Debtor will not remove nor allow the removal of the Collateral from such locations, except to the extent expressly provided by this Agreement.

           4. THE DEBTOR'S REPRESENTATIONS AND WARRANTIES. The Debtor represents and warrants to the Secured Party that:

           (a) The Debtor is a corporation, duly organized, validly existing and in good standing under the laws of Texas.

           (b) The execution, delivery and performance of this Agreement and any other instruments relating to this Agreement have been duly and validly authorized by the Debtor and do not and will not conflict with any provision of the Debtor's corporate charter or bylaws or any agreement or instrument to which the Debtor is now or hereafter becomes a party or by which the Debtor is now or hereafter becomes a party or by which the Debtor is now or hereafter becomes bound, and the Debtor has and shall have full corporate power and authority to enter into this

 Agreement and all other instruments contemplated hereby and to consummate the transaction contemplated hereby.

           (c) The Debtor is and shall be justly indebted to the Secured Party for the full amount of the Obligations secured hereby.

           (d) The Debtor shall now and at all times hereafter lawfully possess and own the Collateral, except to the extent the Debtor sells the Collateral in the manner expressly permitted by this Agreement.

           (e) Except for the security interest granted hereby, and the Permitted Liens set forth in Section 5 below, the Collateral shall be free from all liens, claims, security interests and encumbrances, and no financing statement covering the Collateral is on file in favor of anyone other than the Secured Party; provided that the Debtor shall have the right from time to time to grant a first lien on proceeds of inventory to one or more lenders to secure additional indebtedness.

           (f) The Debtor's principal place of business and the only other places of any material business of the Debtor and its subsidiaries (which subsidiaries are listed on Schedule A hereto) ("Subsidiaries") are as set forth on said Schedule A.

           (g) All property now or hereafter located at any of the locations referred to above or otherwise used in the course of the business of Debtor or the business of its Subsidiaries which would fit within the definition of Collateral if the Debtor had an interest in such property shall in fact be owned by the Debtor or its Subsidiaries and constitute Collateral.

           (h) All of the names under which the Debtor does any material business, and the locations where such names are used, are set forth on Schedule A hereto.

           5. PERMITTED LIENS. For purposes of this Agreement, "Permitted Liens" shall mean:

           (a) Liens created pursuant to this Agreement and that certain mortgage dated of even date herewith delivered by the Debtor to the Secured Party;

           (b) Liens imposed by any Federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings;

           (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings; and

           (d) any other lien, mortgage, security interest, claim, encumbrance or other matter affecting the Collateral arising out of or related to any event occurring prior to or on the date hereof.

           6. THE DEBTOR'S COVENANTS. The Debtor agrees that so long as any Obligation is outstanding:

           (a) The Debtor will provide the Secured Party with at least 30 days prior written notice before it changes its principal places of business from the locations set forth on Schedule A.

           (b) Neither the Debtor nor any of its Subsidiaries shall change their names or operate their businesses under any other names, or otherwise take any action which might render any financing statement filed pursuant to this Agreement to be seriously misleading unless, in each case, the Debtor shall have given the Secured Party prior written notice thereof and such action shall not otherwise be prohibited by this Agreement.

           (c) The Debtor shall promptly notify the Secured Party of any change or contemplated change in any of the information provided pursuant to Sections 4(f) or (h) above, of any material impairment in the value of or any occurrence materially adversely affecting the Collateral, and of the occurrence of any Event of Default (as hereinafter defined), and the Debtor shall update (no less frequently than annually or as often as the Secured Party shall reasonably request) the information furnished to the Secured Party in connection with this Agreement and such other financial information concerning the Debtor and its Subsidiaries as the Secured Party may reasonably request from time to time.

           (d) The Debtor shall pay to the Secured Party when due, and timely perform, all of the Obligations subject, in each case, to any applicable grace period.

           (e) The Debtor shall take, and shall cause each of its Subsidiaries to take, all action that the Secured Party may reasonably request to assure and maintain the validity, perfection, enforceability and priority of the Secured Party's security interest in the Collateral and the Secured Party's rights under this Agreement and in the Collateral and to enable the Secured Party to protect or preserve the Collateral and the Secured Party's rights therein and hereunder in any jurisdiction in which the Secured Party reasonably determines such action to be advisable.

           (f) The Debtor shall defend, at its own cost, any action, proceeding or claim affecting title to or rights in the Collateral arising after the date hereof.

           (g) In the case of an Event of Default, Debtor shall pay to the Secured Party all costs and expenses incurred by the Secured Party in enforcing or preserving the Secured Party's rights under this Agreement, including but not limited to, (i) reasonable attorney's and paralegal's fees and disbursements; (ii) the fees and expenses of any litigation, administrative, bankruptcy, insolvency, receivership and any other similar proceeding; (iii) court costs; (iv) the expenses of the Secured Party, its employees, agents, attorneys and witnesses in preparing for litigation, administrative, bankruptcy, insolvency and other proceedings and for lodging, travel, and attendance at meetings, hearings, depositions, and trials; and (v) consulting and witness fees incurred by the Secured Party in connection with any litigation or other proceeding.

           (h) The Debtor shall pay promptly all taxes, assessments, license fees and other public or private charges when levied or assessed against the Collateral, this Agreement or the payments to be made in connection therewith, other than any of the foregoing being contested in good faith or for which adequate reserves have been made, and this obligation shall survive the termination of this Agreement.


           (i) The Debtor shall not misuse, fail to keep in good repair, rent, lend or transfer (except as expressly permitted hereby) any of the Collateral.

           (j) The Secured Party may enter upon the Debtor's premises at any reasonable time to inspect the Collateral and the Debtor's books and records pertaining thereto, and the Debtor shall cooperate with the Secured Party in such inspection and shall facilitate the same.

           (k) The Debtor shall promptly provide the Secured Party with such financial information concerning the Debtor as the Secured Party shall reasonably requested from time to time.

           (l) The "value of the Collateral" at all times shall be not less than 175 percent (175%) of the Obligations then outstanding. For purposes of this Agreement, the "Value of the Collateral" shall mean the value of the Collateral as reflected on the books of the Debtor determined under GAAP, as such term is defined in the Stock Purchase Agreement, dated the date hereof, between Secured Party and Drilex Holdings Corp., a Delaware corporation.

           (m) Neither Drilex nor any of its Subsidiaries shall, in any single transaction or series of transactions, directly or indirectly (a) liquidate or dissolve, or (b) be a party to any merger or consolidation, unless Drilex is the survivor.

          (n) Neither Drilex nor any of its Subsidiaries shall enter into any transaction or agreement with any of its officers, directors or holders of any of its outstanding capital stock (or any affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources possessing equivalent capabilities and expertise, and such agreement or transaction is reasonable, given all of the circumstances.

          (o) Drilex shall not pay dividends on any class of stock, other than the preferred stock issued to the Secured Party, in excess of its consolidated net income for any fiscal year.

          (p) Drilex shall maintain a consolidated net worth (calculated by excluding from net worth all amounts in respect of preferred stock issued to the Secured Party) of not less than $7,500,000.

          (q) If, for so long as any Obligations are outstanding, the Secured Party reasonably believes that additional collateral is necessary to secure the Obligations, at the request of the Secured Party, the Debtor shall take, and shall cause each of its Subsidiaries to take, all action that the Secured Party may reasonably request to grant the Secured Party a security interest in property of Drilex's subsidiaries that would have constituted Collateral hereunder, if such property were owned by the Debtor; provided, however, that neither the Debtor nor any of its subsidiaries shall be required to move any such collateral.

          7. TAXES; LIENS. The Secured Party may at any time discharge taxes except taxes the payment of which Debtor is contesting in good faith or for which Debtor has made adequate reserves and other material encumbrances levied or placed on the Collateral that are not permitted hereunder and pay any necessary filing fees with respect thereto. The Debtor shall reimburse the Secured Party on demand for any such expenditures, and until so reimbursed the amount thereof shall be deemed to be part of the Obligations. The Secured Party shall have no obligation to the Debtor to make any expenditures, nor shall the making thereof cure any default of the Debtor hereunder or under any other agreement or instrument the performance of the terms of which is secured hereby.

          8. DISPOSITION OF THE COLLATERAL BY THE DEBTOR. Each of the Debtor and its Subsidiaries may sell the Collateral, or any part thereof, in the ordinary course of business (including without limitation inventory sold in the ordinary course of business), but only if and provided that no Event of Default under this Agreement shall have occurred and, to the extent provided in the Note, be continuing. Upon the Secured Party's request and as often as reasonably requested, the Debtor shall promptly notify the Secured Party in writing of those items of the Collateral which are sold by or disposed by the Debtor or any of its Subsidiaries (excluding inventory sold in the ordinary course of business).

          9. INSURANCE AND RISK OF LOSS. The Debtor shall bear the entire risk of loss, damage to or destruction of the Collateral. The Debtor will procure and maintain, or cause to be procured and maintained, insurance for the types of coverage, for amounts of coverage and with deductibles in the amounts set forth on Schedule B attached hereto, covering the Collateral for the Debtor's full replacement cost thereof, and promptly deliver each policy to the Secured Party with a standard lender's loss payable endorsement attached showing loss payable to the Secured Party or assigns as their respective interest may appear. The Secured Party's acceptance of policies in lesser amounts or limited risks in one or more instances shall not be a waiver of the Debtor's foregoing obligation in any other instance. All such policies of insurance shall provide for not less than 30 days prior notice of cancellation or amendment to the Secured Party. If the Debtor fails to secure and maintain, or cause to be secured and maintained, insurance as herein provided, the Secured Party may, at its option, obtain such insurance on behalf of the Debtor or any of its Subsidiaries and the Debtor hereby promises to pay to the Secured Party on demand any amount so expended.

          10. EVENTS OF DEFAULT. Any Event of Default as defined in the Note shall be an Event of Default hereunder and shall allow the Secured Party to take such action under Section 11 below as the Secured Party, in its sole discretion, deems appropriate.

          11. THE SECURED PARTY'S REMEDIES AFTER DEFAULT; CONSENT TO ENTER PREMISES. (a) Upon the occurrence and, to the extent provided in the Note, the continuance of any Event of Default, in addition to all other remedies under this Agreement, the Note, the Mortgage, the Stock Purchase Agreement dated
March 31, 1994 between Drilex Holdings Corp. and the Secured Party (the "Stock Purchase Agreement"), or any agreements between or among Drilex Holdings Corp., the Debtor and the Secured Party, and at law or in equity, at the option of the Secured Party, the entire amount of the remaining unpaid balance of the Obligations shall become immediately due and payable. Upon the occurrence and, to the extent provided in the Note, the continuance of any Event of Default, the Secured party shall have, in any jurisdiction where enforcement of this Agreement is sought, in addition to any and all other rights and remedies it may have at law, in equity, by statute or otherwise, all the rights and remedies of a secured creditor under the Uniform Commercial Code, including, without limitation, the right to any deficiency remaining after disposition of the Collateral. Upon the occurrence and, to the extent provided in the Note, the continuance of any Event of Default, the Debtor agrees that the Secured Party or its agent may, without notice to any person and without judicial process of any kind, enter any premises or upon any land owned, leased or otherwise under the real or apparent control of the Debtor, or any of its agents where the Collateral may be or where the

Secured Party believes the Collateral may be, and disassemble, render unusable or repossess all or any item of the Coliateral, separating all the Collateral from any other property. The Debtor expressly waives all further rights to possession of the Collateral after an Event of Default and all claims relating to such entering or repossession; provided, however, the Debtor does not waive further rights to possession of the Collateral after an Event of Default to the extent the value of such Collateral repossessed by the Secured Party exceeds the amount of the Obligations. The Debtor shall, upon the Secured Party's demand and at the Debtor's expense, assemble the Collateral and deliver it to the Secured Party at the Debtor's closest facility.

          (b) The Secured Party will give the Debtor reasonable notice of the time and place of any public sale of the Collateral or of the time after which any private sale of the Collateral or any other intended disposition thereof is to be made. Unless otherwise provided by law, the requirement of reasonable notice shall be met if such notice is given by first class United States mail, certified or registered, postage prepaid, to the address of the Debtor for notice purposes as provided in this Agreement at least ten (10) days before the time of the sale of disposition. For purposes of determining the application of proceeds of this disposition of the Collateral under applicable laws, expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like shall include reasonable attorneys' fees and other legal expenses and expenses incurred in connection with the Secured Party enforcing its rights hereunder.

          (c) If the Secured Party seeks to take possession of any or all of the Collateral by court process, the Debtor hereby waives any bonds and any security and surety relating thereto required by any statute, court rule or otherwise as an incident to such possession and waives any demand for possession prior to the commencement of any suit or action to recover with respect thereto; provided, however, the Debtor does not waive further rights to possession of the Collateral after an Event of Default to the extent the proceeds from such disposition exceed the Obligations.

          (d) Demand, presentment, protest and notice of nonpayment are hereby waived by the Debtor. The Debtor also waives the benefit of all evaluation, appraisement and exemption laws.

          12. FINANCING STATEMENTS. The Debtor shall execute and deliver, or cause to be executed and delivered to the Secured Party all financing statements and continuations thereof and other documents which the Secured Party reasonably deems to be appropriate to perfect and protect its security interest in the Collateral and the priority thereof. To the fullest extent permitted by applicable law, the Debtor authorizes the Secured Party to file financing statements and continuations thereto and such documents with respect to the Collateral signed only by the Secured Party, or, in lieu thereof, a copy of this Agreement. After an Event of Default, the Secured Party, or its designee, is hereby irrevocably authorized, at the Debtor's expense, to file such documents or instruments with respect thereto, with or without the signature of the Debtor or any of its Subsidiaries, as the Secured Party may deem appropriate, and appoints the Secured Party as the attorney-in-fact of the Debtor or any of its Subsidiaries to execute such documents and instruments and to do each and every other act or thing which the Secured Party is authorized to do or perform on behalf of the Debtor or any of its Subsidiaries by this Agreement.

          13. FINANCIAL STATEMENTS. Commencing with the calendar quarter ending June 30, 1994, the Debtor shall furnish a balance sheet and an income statement reflecting the financial condition and operating results of the Debtor for each fiscal quarter. Such financial statements shall be prepared in accordance with GAAP (as defined in the Stock Purchase Agreement) and delivered within forty-five (45) days after the end of such quarter and the delivery of each such financial statement shall be deemed to be a representation and warranty that such statement fairly presents the financial position and results of operations of the Debtor for the applicable period. In connection with the delivery of quarterly financial statements, the Debtor will deliver a certificate to Secured Party, signed by an officer of Debtor, certifying that the Debtor is not in breach of any covenants set forth in Section 6.

          14. SATISFACTION AND DISCHARGE OF OBLIGATIONS. After all the Obligations have been paid or otherwise discharged, this Agreement shall become null and void, and thereupon the Secured Party shall, upon written request of the Debtor, promptly execute and deliver valid and proper instruments acknowledging satisfaction of and discharging this Agreement and releasing all liens, security interests and encumbrances held by the Secured Party pursuant to the terms hereof. The provisions of this Section 14 shall survive the satisfaction and discharge of this Agreement and shall continue in full force and effect until fully performed by the Secured Party.

          15. RELEASE OF SECURITY IN LIMITED CIRCUMSTANCES. The Secured Party agrees that it shall promptly release its security interest in any Collateral obtained by Debtor after March 31, 1994 that is used solely for opening up new lines of business in new geographic areas, so long as the fair market value of the Secured Party's remaining Collateral will not be impaired by any such release or subordination in the reasonable opinion of the Secured Party. In addition, at the request of Debtor, the Secured Party shall promptly release its security interest in any asset or property of the Debtor not constituting Collateral hereunder.

          16. NOTICES. All notices, payments and communications under this Agreement shall be delivered personally, by nationally recognized overnight courier or by first class United States mail, certified or registered, postage prepaid, to the Debtor or to the Secured Party, as the case may be, at the following addresses or to such other addresses as either party may designate in writing unless applicable law requires a different method of notice or service:

           If to the Debtor to:     Drilex Systems, Inc.
                                    15151 Sommermeyer
                                    Houston, Texas 77041
                                    Attention: President
                                    Phone: 713-937-8888
           With a Copy to:          DRLX Partners, L.P.
                                    c/o SCF Partners, L.P.
                                    600 Travis, Suite 6600
                                    Houston, Texas 77002
                                    Attention: L.E. Simmons
                                    Phone: 713-227-7888
           If to the Secured Party: MascoTech, Inc.
                                    21001 Van Born Road
                                    Taylor, Michigan 48180
                                    Attention: President
                                    Phone: 313-274-7400
           With a Copy to:          General Counsel
                                    MascoTech, Inc.
                                    21001 Van Born Road
                                    Taylor, Michigan 48180

 All notices shall be in writing and shall be deemed to be given upon actual receipt or two days after mailing, whichever occurs first.

           17. MISCELLANEOUS. (a) The Debtor may not assign its rights or obligations hereunder without the written consent of the Secured Party. All rights of the Secured Party shall inure to the benefit of its successors and assigns.

           (b) If any provision hereof is invalid under applicable laws, it shall be inapplicable and deemed omitted herefrom, but the remaining provisions hereof shall continue in full force and effect.

           (c) Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Debtor hereby waives notice of the Secured Party's acceptance of this Agreement.

           (d) No failure or delay on the part of the Secured Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in and contemplated by this Agreement are cumulative and not exclusive of any rights or remedies provided by law. No single or partial exercise by the Secured Party of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The Debtor irrevocably waives trial by jury in any action or proceeding with respect to this Agreement.

          (f) The headings contained in this Agreement are for the purpose of convenience only and shall not be considered part of or in any way define, limit, construe or describe the scope or intent of any provision of this Agreement.

          (g) This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which, when taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THE SECURED PARTY:                            THE DEBTOR:
MASCOTECH, INC.                               DRILEX SYSTEMS, INC.

By: _________________________                 By:_____________________________

Name:________________________                 Name:___________________________
Title:_______________________                 Title:__________________________



                               -1 1 -
                                   ~: Namc: ~:

                            SCHEDULE A

           A.   The Debtor's principal place of business is:

                15151 Sommermeyer
                Houston, Texas 77041

           8. The places of business of the Debtor and its Subsidiaries are located at:

                1.  Drilex Systems, Inc.
                    15151 Sommermeyer
                    Houston, Texas 77041

                2.  Drilex Systems, Inc.
                    6300 Petersburg
                    Anchorage, AK 99507

                3.  Drilex Systems, Inc.
                    1675 Broadway
                    Suite 1800
                    Denver, CO 80202

                4.  Drilex Systems, Inc.
                    201 St. Charles Avenue
                    Suite 2530 & 2556
                    New Orleans, LA 70170

                5.  Drilex Systems, Inc.
                    9629 Northwest 4th Street
                    Oklahoma City, OK 73127

                6.  Drilex Systems Limited
                    17 Howe Moss Drive
                    Kirkhill Industrial Estate
                    Dyce, Aberdeen Scotland

                7.  Drilex Systems, S.A.
                    Calle Mexico
                    Las Charas
                    Anaco-Edo Anzoategui
                    Venezuela

                5.  Drilex Systems Limited
                    P.O. Box 4352
                    Abu Dhabi, U.A.E.

                9.  Drilex Systems Limited
                    Loyang Offshore Supply Base
                    TW1 BLK1
                    Loyang Crescent
                    Singapore 1750

                10. Drilex Systems, Inc.
                    100 & 102 Cason Road
                    Broussard, LA 70518

                11. Drilex Systems, Inc.
                    1283 North Derrick Drive
                    Mills, WY 82601

                12. Drilex U.K. Limited
                    Shuttle Worth Close
                    Gapton Hall Industrial Estate
                    Great Yarmouth, U.K.

                13. Drilex Overseas Corporation Limited
                    P.O. Box N-10144
                    Bitco Building
                    East Street
                    Nassau, Bahamas

               SUBSIDIARIES:
                1.  Drilex U.K. Limited
                    Shuttle Worth Close
                    Gapton Hall Industrial Estate
                    Great Yarmouth, U.K.

                2.  Drilex Overseas Corporation Limited
                    P.O. Box N-10144
                    Bitco Building
                    East Street
                    Nassau, Bahamas

                3.  Drilex Systems Limited
                    17 Howe Moss Drive
                    Kirkhill Industrial Estate
                    Dyce, Aberdeen Scotland

                4.  Drilex Systems, S.A.
                    Calle Mexico
                    Las Charas
                    Anaco-Edo Anzoategui
                    Venezuela

           C. Names under which the Debtor and its Subsidiaries conduct business and locations at which used:

                 NAMES                        LOCATIONS
                 -----                        ---------
          1.   Drilex Systems, Inc.     Alabama, Alaska, Arizona, California,
                                        Colorado, Louisiana, Michigan,
                                        Mississippi, New Mexico, Oklahoma,
                                        Texas, Utah and Wyoming

          2.   A-Z/GRant International   California
               Company

          3.   Drilex U.K. Limited      United Kingdom

      4.  Drilex Systems Limited       Scotland, United Arab Emirates, Singapore
      5.  Drilex Systems, S.A.         Venezuela
      6.  Drilex Overseas Corporation  Bahamas
          Limited


                                   The Debtor: DRILEX SYSTEMS, INC.

                                   By
                                      ----------------------------------
                                   Its
                                      ----------------------------------

                                   The Secured Party: MASCOTECH, INC.

                                   By
                                      ----------------------------------
                                   Its
                                      ----------------------------------

                          SCHEDULE B
                           INSURANCE



                               B-1